U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 2 TO

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
     PURSUANT TO SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934


                                 MEDIVISOR, INC.
                                 _______________
             (Exact name of registrant as specified in its charter)

              DELAWARE                                 80-0031924
              ________                                 __________
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation or organization)

                        326 WALT WHITMAN ROAD, SUITE 208
                       HUNTINGTON STATION, NEW YORK 11746
                       __________________________________
                    (Address of principal executive offices)

                                 (631) 549-7100
                                 ______________
              (Registrant's telephone number, including area code)

Securities registered pursuant to Section        Name of each exchange on which
            12(b) of the Act:                    each class is to be registered:
                   NONE
                   ____

Securities registered pursuant to Section 12(g) of the Act:
                 COMMON STOCK, $0.001
                 ____________________
                   (Title of Class)


Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "LARGE ACCELERATED FILER," "ACCELERATED FILER" and "SMALLER REPORTING COMPANY" in Rule 12b-2 of the Exchange Act. (Check one):


LARGE ACCELERATED FILER    [ ]               ACCELERATED FILER           [ ]

NON-ACCELERATED FILER      [ ]               SMALLER REPORTING COMPANY   [X]
(Do not check if a smaller reporting company)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT
                                 MEDIVISOR, INC.


Item 1.           BUSINESS.                                                   1

Item 1A.          RISK FACTORS.                                               14

Item 2.           FINANCIAL INFORMATION.                                      24

Item 3.           PROPERTIES.                                                 25

Item 4.           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                  MANAGEMENT.                                                 25

Item 5.           DIRECTORS AND EXECUTIVE OFFICERS.                           27

Item 6.           EXECUTIVE COMPENSATION.                                     30

Item 7.           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND
                  DIRECTOR INDEPENDENCE.                                      32

Item 8.           LEGAL PROCEEDINGS.                                          32

Item 9.           MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                  COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.              33

Item 10.          RECENT SALES OF UNREGISTERED SECURITIES.                    34

Item 11.          DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.    38

Item 12.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.                  38

Item 13.          FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.                39

Item 14.          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTATNS ON
                  ACCOUTING AND FINANCIAL DISCLOSURE.                         43

Item 15.          FINANCIAL STATEMENTS AND EXHIBITS.                          43

ITEM 1. BUSINESS.

BUSINESS HISTORY AND DEVELOPMENT

Medivisor, Inc. was incorporated under the laws of the State of Delaware on January 15, 2002 to provide medical information to healthcare professionals through its websites using inter-active, informational, video and graphic presentations. Please note that throughout this Registration Statement, and unless otherwise noted, the words "we," "our," "us," the "Company," or "Medivisor" refer to Medivisor, Inc.

SUBSIDIARY

On June 30, 2007, we entered into a stock purchase agreement (the "Stock Purchase Agreement") with Big Pants Media Corp., a corporation organized under the laws of the State of New York ("Big Pants"), pursuant to which we issued 50,000 shares of our restricted common stock in exchange for all of the issued and outstanding shares of common stock of Big Pants. Thus, Big Pants is our wholly-owned subsidiary and the financial statements have been consolidated to reflect our operations and those of our subsidiary, Big Pants. See " - Material Contracts" and "Item 10. Recent Sales of Unregistered Securities - Fiscal Year Ended December 31, 2007."

BUSINESS OPERATIONS

We are a medical communications company dedicated to providing concise and timely medical information to healthcare industry professionals. We design and present interactive, informational, video and high tech animated graphics presentations primarily for, but not limited to, the medical industry to view at our two interactive website at a time and place chosen by the healthcare professional. We inform medical professionals on advances in medicine and changes within the industry by providing a single location to access information, education, tools and resources locally and abroad. Additionally, advanced technology is utilized to create a variety of educational and informational formats with immediate tracking capabilities. We operate two Web sites: WWW.STATDOSE.COM and WWW.MEDIVISOR.COM. We also are engaged as the sales agent for multiple drugs.
STATDOSE.COM

Statadose.com provides online marketing services and clinical tools that communicates new products, services and other medically relevant information and reaches its target audience of physicians/decision makers, including providers of continuing medical education courses, sponsors of medical conferences and seminars, and pharmaceutical companies. Using the experience of its marketing and administrative team, Statdose.com has developed a range of services that provides mutually beneficial interactions between sought-after physicians and the organizations that want to reach them. Statdose.com services include online "E-Detailing", medical education and market research. Statdose.com delivers these services in partnership with pharmaceutical and biotech companies, medical device manufacturing firms, medical publishers and medical advertising agencies. E-Detailing is the professional presentation of pertinent information in a

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concise format. Management believes this approach encourages vendor companies to compliment existing marketing strategies designed to interact with physicians without impacting patient care or interfering with daily office operations.


On  February  5, 2005,  we entered  into a master  agent  agreement  (the "Agent
Agreement") with Wellscape, LLC, an Oregon limited liability company ("Wellscape"), which allows the usage of clinical tools for the benefit of physicians on the statdose.com website. Management believes that Wellscape's experienced medical staff can identify clinically-relevant calculations, diagnostic and treatment guidelines and risk assessments from authoritative medical sources, and distill these into easily-navigated tools. As of the date of this Registration Statement, the Agent Agreement is no longer in effect.

Statdose.com also offers other services and programs that include: (i) free resource and continuing medical education courses, medical journal articles, medical news, major confererence coverage and comprehensive drug information for the medical practice and small business needs; (ii) complimentary website, which is included in the Statdose.com member directory; (iii) blogging, which is an excellent communication tool for the medical community used for medical news, health care updated, managed care, new drug information, continuing medical education courses, as well as providing information and ideas from colleague to colleague; and (iv) online meeting room, which provides graphical interface live meetings for both web and CD Rom presentation to show the purpose and effects of various product information or communication with a colleague.

MEDIVISOR.COM

Medivisor.com communicates with medical and pharmaceutical companies and includes full-service integrated marketing solutions for all business needs. Companies need to increase prescription volume and boost sales for primary and secondary brands. However, physicians appear to be growing less and less receptive to detail sales force efforts and direct mail communications. Management believes that detail time is dropping and cost-per-prescription is going up. Thus, Medivisor.com provides a single location for healthcare professionals to access information, education, tools and resources.

Management believes that the Medivisor.com online website provides a cost-effective solution to reach a full spectrum of physicians who will find it easy and convenient to learn about certain pharmaceutical products. Medivisor.com offers a strategic platform to reach physician subscribers with customized product presentation and enhanced medical communication for promoting these drugs. We believe this is a cost-effective solution because we electronically contact physicians and pharmacies at no cost with introductions to pharmaceutical products, such as Mucotrol and Albumax. Only at the physician's request does our sales team make contact and schedule meetings for a more detailed explanation of the product. We believe this approach saves time and money because it is not "cold calling" but contact based upon a request from the physician Furthermore, by using E-Detailing and online informational presentations on the Medivisor.com website, vendor companies can generate increased pharmaceutical sales with lower costs thus offering a higher rate of investment from their respective branding and sales efforts. Medivisor.com

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focuses on working  relationships  with  companies  interested  in  creating  an average of a three-to-ten minute presentation targeting specific medical staff and administrative members. The use of the presentation will allow for sufficient information to be disseminated to peak curiosity leaving the desire for more information. This encourages requests for future scheduling of appointments with company representative making it a very attractive marketing tool for companies interested in gaining quality time with medical staff cost effectively.

Management believes that vendor companies use of well-packaged E-Detailing can provide a number of advantages, such as: (i) a reduction in sales force travel and wait time; (ii) ability to reach more customers; (iii) ability to capture the medical professional's attention; and (iv) ability to efficiently measure the efficacy of the program. Use of Medivisor.com will encourage vendor companies to compliment existing marketing strategies designed to interface with physicians without impacting on patient care or interfering with daily office operations.

Management believes that the majority of current companies that support clinical education and information on the Internet are primarily servicing the pharmaceutical industry by educating physicians on the existing uses for mature drugs and devices and new drugs and devices. Medivisor.com will also compliment other industries such as: (i) business that rely on referrals, consumption and information from physicians; (ii) regulatory training mandates and updates;
(iii) continued medical education courses and business education designed by medical professionals; and (iv) medical association conferences and seminars.

Management takes the position that all information is important to treatment, financial health and overall well-being of health enterprise success. Therefore, Medivisor.com extends its services to include all medical vendors that are interested in educating and promoting products/services to healthcare professionals. The major areas of target are: (i) pharmaceutical companies; (ii) health care organizations, such as hospitals, VA hospitals, physician clinics, urgency care clinics and assisted living facilities; (iii) medical suppliers and distributors; (iv) professional services, such as attorneys, accountants, insurance; (v) medical educational services; (vi) media; and (vi) shows and conferences.

BIG PANTS

Big Pants was a privately held New York-based design and development agency, which we acquired in accordance with the terms and provisions of the Stock Purcahse Agreement. The acquired assets have been integrated with our existing operations to further enhance the full suite of marketing/promotional tools and services (i.e. SMS capabilities to cell phones, PDAs & Smartphones). In addition, we believe that acquisition of Big Pants also brings WAP development and application technology offerings to our future clients. Our management believes that on the basis of the marketing and sales agency agreements and rights pertaining to Mucotrol, we are executing our expansion plans through the strategic acquisition and alliances involving Big Pants to extend our leadership position in online marketing. We believe that the acquisition of Big Pants was a ket strategic corporate activitiy immediately allowing us the opportunity to leverage our own technology to attract a deeper customer base while competitively attracting the ever changing landscape of next-generation marketing.

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


BREAKDOWN OF OPERATIONAL ACTIVITY

Our management believes that generation of revenue from our business activities is not dependent upon a single customer or a few customers. Thus, the loss of any one of our customers would not have a material adverse effect on our business operations. Detailed below is the financial data relating to us and our subsidiary, Big Pants, for fiscal year ended December 31, 2007. See "Item 13. Financial Statements and Supplementary Data."


________________________________________________________________________________
                         Medivisor         Big Pants       Consolidation
________________________________________________________________________________
Income
________________________________________________________________________________
     Revenues            $ 356,214         $ 232,944         $ 589,158
________________________________________________________________________________
     Cost of Sales              -0-           62,779            62,779
________________________________________________________________________________
Gross Income             $ 356,214         $ 170,165         $ 526,379
________________________________________________________________________________
Expenses                   432,026             7,177           439,203
________________________________________________________________________________
Net Income (Loss)         ($75,812)        $ 162,988         $  87,176
________________________________________________________________________________


Of the $589,158 generated in gross revenues, approximately 65% is represented by revenue generated from the marketing of our products and online services and 35% is represented by revenue generated from media buying and web programming through Big Pants.


THE MEDICAL COMMUNICATION INDUSTRY


The pharmaceutical industry spends billions annually on product promotion. (Pharmaceutical Research and Manufacturers of America ("PhARMA") publication 2004. There appears to be a rising discomfort with traditional detailing and marketing of products. From the pharmaceutical company's perspective, traditional detailing time is incredibly expensive and inefficient since most of the representative's time is spent on traveling, paperwork and waiting for the professional's valued time. Medical sales and communication relies on the ability to get in front of medical professionals either during practice hours or via an invitation to a program at an outside location. Generally, there is little control over the environment and the process as a whole. Management believes that in the current economic environment, most companies are facing lower sales growth despite higher numbers of field representatives that are hired to offset the onslaught of representatives by the competition. Cost control and improvement of financial ratios are again key management focus point. Moreover, information accessible to medical professionals via medical representatives through their place of practice, continuing education credits, associations to medical societies, grand rounds or trade publications presents overwhelming problems. The amount of information that clinicians must access, absorb and research becomes overwhelming to keep up with and maintain. It is becoming cost prohibitive, time consuming and non-productive to research, organize, travel and attend. And, the ability to hold dialogue with medical professionals around the world is limited. Government oversight is different for every country, making acceptable practice standards in one country prohibitive to another. Yet, meaningful dialogue exchanged between medical professionals across one country or around the world can only strengthen patient care through experimental learning and sharing utilizing the Internet.

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The Internet,  thus,  becomes an extremely  cost  effective and efficient way to make medical professionals and medical staff aware of opportunities, tools, information and resources available to them as adjunct to patient care. Industry research from Forrester Research, Inc. report dated June 2003 indicates that physicans and medical personnel are willing to be contacted via the Internet in the following ways: (i) 72% - outside office hours; (ii) 28% - within office hours; (iii) 34% - weekends; (iv) 4% - before 8:00 a.m.; and (v) 34% after 5:00 p.m. Therefore, we believe the Internet provides a venue where vendors and clinicians can meet at time frames and locations convenient to both. Using pharmaceutical E-Detailing as an example of firms that are proliferating in the online medical environment, E-Detailing provides medical doctors with an interactive way of obtaining information about drugs and devices. The purpose of E-Detailing is to bring information and education about drugs and devices to the attention of the doctors and encourage the writing of prescriptions for their patients to produce sales for the pharmaceutical industry. Based upon studies conducted by PhARMA, we believe that the online forum and education allows for more frequent and longer direct contact with the target audience resulting in higher frequency of written prescriptions than with traditional detailing performed by pharmaceutical representatives.

Online medical communication attracts three primary types of customers:

     o The first are end users looking for qualified information. That has been the primary focus of the Internet for some time and there are number online vehicles to meet consumer demand.

     o The second is the medical professional looking for ways to better treat, attract more patients, streamline operations, and maintain expertise.

     o The third is companies looking to sell products or services to other companies interested in promoting the medical community.

Management believes based upon studies conducted by PhARMA, Forrester Research and other publications that online education is the fastest growing industry on the Internet. Several studies support the premise that a substantial number of medical professionals prefer education on demand and pharmaceutical education online rather than traditional detailing by pharmaceutical representatives. Working professionals around the world are adapting to online education because it provides flexible ways of learning which focuses on interactive participation, helping to retain information better, rather than passive learning that seminars typically rely upon.

The primary reason to gain access to medical professionals is to have the physician/staff use their service/product or refer clients/patients to use their service/product. This is accomplished by disseminating information in a variety of marketing strategies that hope to gain the attention of the office manager, physician or purchasing agent/business manager of health enterprises. This includes sales representatives that invest time attempting to create relationships, direct mail, email blasts, fax blasts, seminars and trade show events.

Growing demand on health administrative and medical professional time warrants the need to create a method of communication that provides timely, easy but flexible access to information. They include: (i) scientific and technological

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advances  designed to streamline  operations and open new  treatments;  (ii) the health industry's attempt to reign in costs; (iii) the ability to cater to a growing and diverse consumer demand; (iv) the ability to manage chronic case as the baby boomer generation ages; and (v) meeting new regulatory requirements. Medical professionals find themselves in an environment in a constant state of change and the need for continuous training to bring administrative and medical staff current with the latest medical technologies, treatments and devises. Management believes that this is becoming the number one priority next to patient care.

BUSINESS STRATEGY

We have positioned ourselves as a company with resources to meet the needs of the medical professionals while establishing relationships, building trust and loyalty for the future. Our goal is to communicate information to the medical industry without bias or limitation. Initially, our goal is achieved by offering access to Internet technology and services for clients that want direct time with medical professionals to communicate information that can better serve their patients, practices, business, staff and their personal/professional lives. Our company is designed to meeting the growing need to inform medical professionals on advances in medicine and changes within the industry by providing a preferred Internet location.

Successful interaction is dependent upon the ability to control the environment in which communication takes place. We provide "venue control" where medical professionals can engage in interactive discussions in a 24/7 environment that is flexible to the vendor and his target audience.

We have sales teams in place for each market segment. Those segments and programs include: (i) development of initial electronic contacts with healthcare professionals; (ii) development and establishment of initial correspondence and verbal contact after the initial electronic contacts; (iii) development and establishment of face-to-face meetings and follow-up with health care professional; and (iv) development and establishment of strategic contacts with primary decision makers at health care facilitites and major vendors. We also have employees who work with consultants, such as cardiologists, the vice-chairman of radiation oncology, nephrologists, etc. We offer to develop partnerships with various organizations within these segments by helping them reduce promotional costs and improve the productivity of their existing staff. Our partnership with these organizations will enhance their return on investment and provide a measurable market performance on a real time basis.

As of the date of this Registration Statement, we have generated revenue primarily through our website statdose.com based upon advertising fees. However, our website are designed to provide free services to health care professionals. Therefore, only approximately 2% of our revenues are generated from usage of our websites and its respective services. We intend to generate a substantial portion of our revenue in the future from royalties to be earned from the sale of Mucotrol and Albumax. However, as of the date of this Registration Statement, we have not generated revenues from the sale of these products.

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MARKETING STRATEGY

As of the date of this Registration Statement, we utilize a sales staff which approaches health care professionals (primarily physicians and/or their medical assistants) from health care enterprises, such as hospitals and medical offices, to present and demonstrate on our website and the products we market. We believe that the sales staff will monitor the current existing relationships and develop new ones through referral, prospecting and networking. We provide the sales staff with daily, weekly, monthly, quarterly and yearly sales goals and have vendor targets. Additionally, achievement rewards and contests will encourage staff members to reach beyond their goals to increase sales potential but with parameters defining appropriate business transactions.

The sales force is required to ask every health care professional contact for the name and possible personal introduction of another medically related professional health care professionals that would benefit from online communications. They will attend industry events, presentations, seminars and trade shows to introduce our services to a specified health care professional group that is pre-determined according to degree of need and revenue potential. General clientele interests will determine events.

Health  care  professionals  will be  invited  to  experience  an  informational presentation similar to what clinicians experience to obtain a deeper understanding of the product and service. The health care professional will be given a chance to experience, first hand, a promotional tool that can be custom designed for his targeted client. We will provide PowerPoint presentations, slides, flash presentations and videos when meeting with decision makers. Each presentation will be customized addressing their unique situation. Health care professionals will determine who their target audience is and what their goals are. We will obtain the health cae professional's list of targets and supplement with their own. In addition, press releases and advertising promotions will alert health care professional, medical practitioners, and health care enterprises about us. Public relations promotions will include articles in trade publications, announcements, and promotional opportunities.

We are also a party to certain marketing agreements pertaining to the market and distribution of certain products to the healthcare arena in conjunction with our fully interactive website promoting such products, which are described more fully below. See "--Material Contracts."

IT IS ANTICIPATED THAT APPROXIMATELY 80% OF OUR REVENUES WILL BE GENERATED FROM THE MARKETING AND SALE OF OUR PRODUCTS TO HEALTH CARE PROFESSIONALS


MARKETING STRATEGY FOR HEALTH CARE PROFESSIONAL CLIENTS

Our services are distributed via internet through email campaigns and electronic newsletters consisting of short video advertisements. We utilize the concept of E-Detailing, which enables physicians to read about what is available in today's world for the benefit of their patients and relevant information related to that product. We intend to expand the definition of E-Detailing by offering effective communication services to the medical industry that brings control to the place and time in which vendors and medical practice/professionals can interact efficiently. We offer a one-to-ten minute informational presentation with interactive feedback loops to medical vendors and their client prospects/medical physicians. Informational presentations are developed in video, flash, or high

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tech  animated  slide  presentation  formats  incorporating  state  of  the  art technology according to client need.

It is our belief that through E-Detailing, vendor clients should provide better and more qualified penetration to select markets and to enhance and better quantify the message and marketing of products to the key stake holders. We believe that the end result will be a more focused product message and less costly sales process.

We will meet the health care professional's expectations through the use of invitations (personal, written and email) to healthcare professional audiences, which will encourage going to the Internet to view a short informational presentation hosted by us. Health care professional expectations will also be met through the use of e-mail blasts direct to physicians. The e-mail blast will encourage physicians to direct click on a link leading them to an informative presentation for a strategic partnering opportunity supported on our website.

We will receive referral and repetitive feedback through the use of surveys imbedded in the presentations. We will also encourage referral and site revisits with entertaining contests that will challenge the physician's knowledge in an enjoyable non-threatening way. According to surveys, management believes that medical offices with electronic scheduling, medical records and billing programs have three to five medical staff members assigned to every physician. Very often medical vendors must target the office manager in order to promote products that are normally used by staff rather than physicians. There are practice management and office manager organizations that we will place a sales team to target specific to vendor needs.

DISTRIBUTION AND CUSTOMER SERVICE SUPPORT

We believe that health care professionals interested in communicating information about their products should not be limited to medical professionals. We, therefore, are structuring our operations to position ourelves to provide services, such as online marketing, clinical tools, educational seminars, access to sponsors of medical conferences, to meet the growing online medical communication demand by developing a stable company and a strong base of business relationships, quality reputation and quiet success now, while the remainder of the industry competes for a limited sub-category that markets to a limited physician base.

THE PRODUCT/SERVICE

The first stage will be to offer a one to ten minute informational presentations with interactive feedback loops to medical vendors and their client prospects/medical doctors. Informational presentations are developed in video, flash, or high tech animated slide presentation formats incorporating state of the art technology according to client need.

Health care professionals may hire us to custom design presentations to inform, educate, and promote products/services to their target audience. To encourage early adaptation, we will market our services to vendors as a compliment to traditional marketing methods and plans. As health care companies gain success, we believe that we can encourage increased usage by working with health care professional during their planning cycle. As of the date of this Registration

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Statement, we have not generated revenue from this business operation but intend to do so in the future. We have entered into the Cura Pharmaceutical Co. Inc. contracts to market Albumax and Mucotrol. As of the date of this Registration Statement, we have not generated any revenue from the sale of these products.

INCREMENTAL AND VALUE ADDED SUPPORT

We will extend advertising support via an Internet resource page for preferred clients as a value added bonus. We further will assist medical professionals needing other sources of information by providing a one-stop resource portal. We will also assist medical professionals by providing Internet access services where none exist.

INTELLECTUAL PROPERTY

We have not sought protection of our various products through application for trademark and copyright registration. In general, a "trademark" is a distinctive word, phrase, logo, graphic symbol or other device that is used to identify the source of a product and to distinguish a product from anyone else's. As a general rule, trademark law confers legal protection to names, logos and other marketing devices that are distinctive. We may seek trademark protection of our logos in order to identify our services on the Internet and in the marketplace to prevent consumer confusion and to protect the means we chose to identify our services and products against use by competitors.

In general, a copyright gives the owner of a creative work the right to keep others from using the work without the owner's permission. In general, a creative work must meet three criteria to be protected by copyright: (i) it must be original; (ii) it must be fixed in a tangible medium of expression; and (iii) it must have at least some creativity, i.e. produced by an exercise of human intellect. We have not sought copyright protection of our website designs.

Our management believes that copyright and trademark protection may provide us with certain protections. As of the date of this Registration Statement, we have not obtained patent, copyright or trademark registrations for our services and/or products. Although our management believes that our services and/or products may be copyrighted or trademarked and intend to pursue obtaining such registrations, there can be no assurance that any such registrations will be issued. In the event any such registrations were not issued, management believes that this would not adversely affect our operations due to the current market identification and portfolio of our services and prodcts. As of the date of this Registration Statement, we have not taken any steps to apply for such protection. Therefore, until such time as a copyright or trademark is issued for our services and/or products, we will not have the right to bring a copyright or trademark infringement action against a third party. In the event a copyright or trademark is issued, there is no assurance that such copyright and trademarks will not be attacked by third parties or that, if any such attack were made, it would not be successful. The costs in defending such copyright or trademark or prosecuting a copyright or trademark infringement action could be substantial.

MATERIAL CONTRACTS

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BIG PANTS MEDIA, INC.

On June 30, 2007, we entered into the Stock Purchase Agreement with BPMC, pursuant to which we issued 50,000 shares of our restricted common stock in exchange for all of the issued and outstanding shares of common stock of BPMC. As of the date of this Registration Statement, BPMC is our wholly-owned subsidiary.

CURA PHARMACEUTICAL CO., INC.

We have entered into certain sales agent agreements with Cura Pharmaceutical Co., Inc. as discussed below. In accordance with the terms and provisions of the agreements, we share equally (50% - 50%) in the net profits generated by the sale of Mucotrol(TM) and Albumax. As of the date of this Registration Statement, we have not generated any revenues from the sale of these products.

         MUCOTROL(TM)

On February 28, 2006, as amended October 22, 2007, we entered into a five-year heads of agreement (the "Cura Mucotrol Agreement") with Cura Pharmaceutical Co., Inc., a New Jersey based pharmaceutical marketing company ("Cura"), to promote Mucotrol(TM) concentrated oral gel wafer for the management and relief of pain from oral lesions associated with oral mucositis/stomatitis. In accordance with the terms and provisions of the Cura Mucotrol Agreement: (i) Cura will supply and distribute and sell Mucotrol within the Untied States; (ii) we will be responsible for selling the finished product within the United States; (iii) net profits derived from the marketing and sale of the finished product within the United States will be divided on a 50%/50% basis (net profits is defined as the difference obtained from the net selling price less (a) the cost of the finished product; and (b) the portion of net profit allocated to GeoPharma Inc. as set forth in the contractual arrangement between GeoPharma Inc. and Cura); (iii) we shall guarantee obtaining a minimum of 10,000 units in sales by the end of June 2008 and thereafter a minimum of 20,000 units in sales annually (the "Quota"); and (iv) failure to meet the Quota shall enable Cura to nominate another entity for the commercialization of the finished product and net profits will subsequently be shares 80% for Cura and 20% for us. As of the date of this Registration Statement, we are negotiating extension terms relating to the Cura Mucotrol Agreement.

         ALBUMAX

On December 12, 2007, we entered into a five-year heads of agreement (the "Cura Albumax Agreement") with Cura to promote Albumax which is a whey protein formula designed to ensure dialyzed patients reach certain protein requirements. In accordance with the terms and provisions of the Cura Albumax Agreement: (i) Cura will supply and distribute and sell Albumax within the Untied States; (ii) we will be responsible for selling the finished product within the United States;
(iii) net profits derived from the marketing and sale of the finished product within the United States will be divided on a 50%/50% basis (net profits is defined as the difference obtained from the net selling price less (a) the cost of the finished product; and (b) the portion of net profit allocated to Riccardo Roscetti as set forth in the contractual arrangement between Riccardo Roscetti and Cura); (iii) we shall guarantee obtaining a minimum of 10,000 units in sales

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by the end of June  2008 and  thereafter  a  minimum  of  20,000  units in sales annually (the "Quota"); and (iv) failure to meet the Quota shall enable Cura to nominate another entity for the commercialization of the finished product and net profits will subsequently be shares 80% for Cura and 20% for us. As of the date of this Registration Statement, we are negotiating extension terms to the Cura Albumax Agreement.

On September 20, 2006, we entered into a two-year agreement (the "Cura/Geopharma Agreement") with Geopharma Inc. ("Geopharma") and Cura pursuant to which Geopharma granted to us the exclusive rights to distribute, promote and sell Mucotrol through Cura in the Caribbean Island and/or Puerto Rico. In accordance with the terms and provisions of the Cura/Geopharma Agreement: (i) we shall have the exclusive rights to distribute, promote and sell Mucotrol through Cura in the Caribbean Island including Puerto Rico; (ii) we shall have the right to appoint any sub-distributor; (iii) Cura shall pay to us a minimum of $8.25 per bottle of Mucotrol sold; and (iii) in the event we are unable to generate a minimum of $3,000,000 in sales the first year, the Cura/Geopharma Agreement shall terminate. As of the date of this Registration Statement, we generated $-0- during the first year of the Cura/Geopharma Agreement, but anticipate sales and revenues during fiscal year 2008. As of the date of this Registration Statement, the Cura/Geopharma Agreements remains in effect.

On February 28, 2006, we entered into an agreement (the "Cura  Agreement")  with
Cura pursuant to which we will provide our expertise in the development of a fully interactive website and marketing to the healthcare arena to promote lead generation through our "E-Challenge" program. In accordance with the terms and provisions of the Cura Agreement: (i) we will develop search engine optimization, email the E-Challenge to our data base of physicians, nurses and pharmacists and produce a presentation for Cura; (ii) Cura shall grant to us the exclusive marketing rights to Cura's products, including Mucotrol, renal dialysis, Albumax, and stroke nutritional supplement formula; (iii) Cura shall pay to us $25,000 during the initial term of the Cura Agreement and therafter a commission of 8% to 15% of gross profits on the Cura products; and (iv) terminate on December 31, 2006, with two automatic one-year renewal periods. As of the date of this Registration Statement, the Cura Agreement remains in effect.

CONSULTING AGREEMENTS

On approximately August 2, 2007, we entered into a one-year consulting agreement (the "Furshpan Consulting Agreement") with Furshpan Associates, an independent consulting firm ("Furshpan"). In accordance with the terms and provisions of the Furshpan Consulting Agreement: (i) Furshpan shall provde such consulting services to us as reasonably requested, including securing financing and organization of our financial affairs; and (ii) we agree to pay Furshpan by way of issuance of 25,000 shares of our restricted common stock and further issuances of certain shares of restricted common stock as services are rendered. As of the date of this Registration Statement, we are negotiating extension terms to the Furshpan Consulting Agreement.

On approximately October 24, 2007, we entered into a consultant agreement (the "Williams Consultant Agreement") with L. Lorenzo Williams ("Williams"). In

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

accordance with the terms and provisions of the Williams  Consultant  Agreement:
(i) Williams shall collaboratively work with us in order to obtain Medicaid approval for Mucutrol and Albumax; and (ii) we will pay Williams $10,000 that Williams has to collaborate on, which $5,000 will be paid to Williams in advance, and a further $5,000 for completion of each assigned task. As of the date of this Registration Statement, the Williams Consultant Agreement is in effect.

In approximately October 2007, we entered into a one-year consulting agreement (the "Nun Consulting Agreement") with Arie Ben Nun, an independent consultant ("Nun"). In accordance with the terms and provisions of the Nun Consulting
Agreement: (i) Nun shall provide such consulting services to us as mutually agreed up; and (ii) we shall issue to Nun 10,000 shares of our restricted common stock as compensation therefore. As of the date of this Registration Statement, the Nun Consulting Agreement is in effect/

On approximately January 1, 2006, we entered into a consulting agreement (the "DPLD Consulting Agreement") with Demontis, Palmese, Leoni, DiCapua ("DPLD"). In accordance with the terms and provisions of the DPLD Consulting Agreement: (i) DPLD shall perform consulting services, including obtaining contracts with pharmaceutical companies; and (ii) we shall compensate the consummation of such contracts with pharmaceuticals companies by way of issuance of up to an aggregate of 250,000 shares of our restricted common stock. As of the date of this Registration Statement, the DPLD Consulting Agreement is in effect.

On approximately January 1, 2005, we entered into a consulting agreement (the "Mottola Consulting Agreement") with Mottola & Associates, Inc. and Anthony J. Mottola (collectively, "Mottola"). In accordance with the terms and provisions of the Mottola Consulting Agreement: (i) Mottola shall provide consulting, administrative and advisor services; (ii) we shall pay Motolla a monthly consulting fee of $4,500, plus $4,500 at the time of execution; and (iii) we shall issue to an aggregate of 40,000 shares of our restricted common stock As of the date of this Registration Statement, the Mottola Consulting Agreement is in effect.

On approximately July 15, 2004, we entered into a consulting agreement (the "Butta Consulting Agreement") with Vincent Butta ("Butta"). In accordance with the terms and provisions of the Butta Consulting Agreement: (i) Butta shall perform such consulting and financial services as requested; (ii) we shall pay to Butta a monthly consulting fee of $10,000 for a period of six months; (ii) and we shall issue to Butta an aggregate 10,000 shares of our restricted common stock. As of the date of this Registration Statement, the Butta Consulting Agreement is in effect.

On approximately January 2, 2003, we entered into a consultant agreement (the "A. Raneri Consultant Agreement") with Alessandro Raneri ("A. Raneri"). In accordance with the terms and provisions of the A. Raneri Consultant Agreement:
(i) A. Raneri shall perform such services, including identification of underwriters and/or institutional investors in relation to raising funds, potential mergers or other acquisitions and other corporate and personal consulting services; and (ii) we shall issue to A. Raneri 750,000 shares of our restricted common stock. As of the date of this Registration Statement, the A. Raneri Consultant Agreement is in effect..

On  approximately  January 2, 2003, we entered into a consultant  agreement (the
"F.  Raneri  Consultant   Agreement")  with  Franco  Raneri  ("F.  Raneri").  In

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

accordance with the terms and provisions of the F. Raneri Consultant  Agreement:
(i) F. Raneri shall perform such services, including identification of underwriters and/or institutional investors in relation to raising funds, potential mergers or other acquisitions and other corporate and personal consulting services; and (ii) we shall issue to F. Raneri 750,000 shares of our restricted common stock. As of the date of this Registration Statement, the F. Raneri Consultant Agreement is in effect.

GLOBAL BIO-TECHNOLOGY INC.

On approximately November 14, 2006, we entered into a one-year brokerage agreement (the "Brokerage Agreement") with Global Bio-Technology Inc., a Florida corporation ("Global Bio-Technology"). In accordance with the terms and provisions of the Brokerage Agreement: (i) we agreed to be the sales broker for certain products, including digestive cleanse, liver cleanse, mellow-tone, Xentropin, Aminoplex, Myoguard and Zypril; and (ii) Global Bio-Technology shall pay to us a 25% commission of the wholesale prices of such products sold by us. As of the date of this Registration Statement, the Brokerage Agreement remains in effect.

GOVERNMENTAL REGULATION

As of the date of this Registration Statement, our services and/our products are not governed by federal or state agency rules or regulations. However, we believe that increased regulation of the Internet or different applications of existing laws, should it occur, might slow the growth in the use of the Internet and medical communication online services, which could decrease demand for our services, increase the cost of doing business or otherwise reduce our sales and revenues. The statutes and case law governing online medical communication are still evolving, and new laws, regulations or judicial decisions may impose on us additional risks and costs of operations, if aplpicable. In addition, new regulations, domestic or international, regarding the privacy of our users' personally identifiable information may impose on us additional costs and operational constraints.

COMPETITION

We currently have a database of physicians who sign up as members at our websites at no cost. The physicians visit Statdose.com for medical information at their leisure. We believe that this strategy is significantly different from other large competitors who continue to attempt to capture physician's time while in the office environment.

Medical communications companies providing concise and timely medical information to healthcare industry professionals is a relatively new industry. Therefore, initially, competition in this type of business is light and we are not aware of any competitors providing similar services. There are, however, a myriad of healthcare and marketing companies in the pharmaceutical fields, and we would have to compete with them in the market place regarding the sale and marketing of Mucotrol andAlbumax. We will compete with companies which manufacture and sell products competitive to Mucotrol and Albumax. Those products which are competitive to Mucotrol are Caphasol, gelclair, kepivance (palifermin) and magic mouthwash. Those products which are competitive to Albumax are Procel, Prosouce, immuplus, immulife, prostate and beneprotein. Notwithstanding competition regarding these products, we do not compete with the

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pharmaceutical  companies, but seek to partner with them in the dissemination of information. We are an advertiser or communication provider hired by the pharmaceutical companies. We complement their existing advertising.

Changes in technology and Internet software may make it difficult for us to adapt and compete with better-funded competitors. We are developing our own commerce-based web site. However, technology and Internet software is characterized by rapid technological developments, evolving industry standards, changing customer demands and frequent introductions of new products, services and enhancements. Our success depends upon our ability to maintain and enhance the performance, content and reliability of our products in response to both evolving demands of the business and consumer communities and competitive product offerings. We cannot assure you that we will be able to do so successfully or that any enhancements or new products that we introduce will gain acceptance in the marketplace. If we are not successful or if our products are not accepted, we could lose potential customers to our competitors.

EMPLOYEES

We currently employ four full-time employees.

ITEM 1.A RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in evaluating our company and its business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are all of the material risks that we are currently aware of facing. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO OUR BUSINESS

THE SUCCESS OF OUR BUSINESS DEPENDS ON CONTINUED GROWTH OF ONLINE MEDICAL COMMUNICATION AND ATTRACTING CUSTOMERS IN A COST-EFFECTIVE MANNER.

Our sales and revenues will not grow as we plan if the use of the Internet as a medium of medical communication does not continue to grow or grows more slowly than expected. The medical industry has traditionally relied on pharmaceutical representatives and are accustomed to a high degree of human interaction in purchasing pharmaceutical drugs. The success of our business is dependent on a significant increase of professionals in the medical industry who use the Internet to purchase prescription drugs.

Our business strategy depends on our ability to broaden the appeal of our website and to increase the overall usage and transactions conducted on our website in a cost-effective manner. In order to increase the usage of our

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website  and the number of  transactions,  we must  attract  more  professionals within the medical industry to our website. Our ability to offer products and services that will attract a significant number of professionals within the medical industry to use our Internet services is not certain. If it does not occur, our growth may be limited. It may be necessary to spend substantial amounts on marketing and advertising to enhance our website recognition and attract new professionals to our websites. We cannot assure you that our marketing and advertising efforts will be effective. If we fail to increase the usage of our websites and increase our overall number of transactions in a cost-effective manner, our ability to grow and become profitable may be impaired.

Moreover, we rely on the Internet infrastructure which may be unable to support increased levels of demand. The Internet infrastructure may not expand fast enough to meet the increased levels of demand. In particular, the expected benefits from our online operations may be reduced if Internet usage does not continue to grow. In addition, activities that diminish the experience for Internet users, such as spyware, spoof e-mails, viruses and spam directed at Internet users, as well as viruses and "denial of service" attacks directed at Internet companies and service providers, may discourage people from using the Internet, including for commerce. If consumer use diminishes or grows at a slower rate, then our business and results of operations could be adversely affected.

IF WE FAIL TO ATTRACT AND RETAIN EMPLOYEES/AGENTS IN A COST-EFFECTIVE MANNER, OUR ABILITY TO GROW AND BECOME PROFITABLE MAY BE IMPAIRED.

Our business strategy depends on increasing the usage of our websites and overall number of transactions on our websites in a cost-effective manner. In order to increase the usage of our websites and the overall number of transactions, we must attract employees and marketing/sales agents. Although we have spent significant financial resources on sales and marketing and plan to continue to do so, these efforts may not be cost effective in attracting new employees or increasing transaction volume. If we do not achieve our marketing objectives, our ability to grow and increase revenues may be impaired. We cannot at this time estimate the number of additional sales agents that will be necessary.

DEPENDENT ON SALE OF MUCOTROL AND ALBUMAX .

Our management believes that generation of revenue from our business activities is not dependent upon a single customer or a few customers. Thus, the loss of any one of our customers would not have a material adverse effect on our business operations. We depend, however, on a few smaller clients to generate revenue in connection with the generation of sales for our larger client, Cura Pharmaceutical regarding the marketing and sale of Mucotrol andAlbumax We receive a commission of 8% to 15% of gross profits on all Cura Pharmaceutical products currently being marketed and sold by us.

ADVERSE CHANGES OR INTERRUPTIONS IN OUR RELATIONSHIPS WITH THIRD PARTIES COULD AFFECT OUR BUSINESS OPERATIONS AND IMPAIR THE QUALITY OF OUR INTERNET SERVICE AND REDUCE OUR REVENUES.

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

Although our business is not substantially dependent on any agreement with any specific third party, such as Cura Pharmaceutical, we rely on various other contract relations, which terms could affect our access to inventory and reduce our revenues. All of the relationships we have are freely terminable upon notice. Few of these arrangements are exclusive and any of our suppliers could enter into, and in some cases may have entered into, similar agreements with our competitors. We cannot assure you that our arrangements with third parties will remain in effect or that any of these third parties will continue to supply us and our agents with the same level of access to inventory in the future. If access to inventory is affected, or our ability to obtain inventory on favorable economic terms is diminished, it may reduce our revenues. Our failure to establish and maintain representative relationships for any reason could negatively impact our websites and reduce our revenues.

OUR SUCCESS DEPENDS UPON IMPLEMENTING AND INTEGRATING OUR INTERNET TECHNOLOGY.

As part of our business model, the implementation and integration of our Internet technology is vital to increasing our company efficiencies and thus increasing overall usage on our websites and revenues. We have installed our technology into our servers and computers and interfaced it with our websites. Because our employees helped design and refine Internet technology, we believe that we can expand our websites as our needs develop. However, if we cannot succeed in expending our technology, our profitability may not increase as planned, or at all.

Our websites rely on our intellectual property and we cannot be sure that this intellectual property is protected from copying or use by others, including potential competitors. We regard much of our content and technology as proprietary and will try to protect our proprietary technology by relying on trademarks, copyrights, trade secret laws and confidentiality agreements. However, as of the date of this Registration Statement, we have not applied for copyright or trademark protection. In connection with our license agreements with third parties, we seek to control access to and distribution of our technology, documentation and other proprietary information. Even with all of these precautions, it is possible for someone else to copy or otherwise obtain and use our proprietary technology without our authorization or to develop similar technology independently. Effective trademark, copyright and trade secret protection may not be available in every country in which our services are made available through the Internet, and policing unauthorized use of our proprietary information is difficult and expensive. We cannot be sure that any steps we take will prevent misappropriation of our proprietary information. This misappropriation could have a material adverse effect on our business. In the future, we may need to go to court to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation might result in substantial costs and diversion of resources and management attention.

In the event we do not protect our Internet technology effectively, this would allow competitors to duplicate our product and services and this could make it more difficult for us to compete with them. Since we currently do not have any patents or trademarks, our success and ability to compete in the online medical communication industry depends, in part, upon our technology. We rely primarily on confidentiality provisions in our contracts to protect our technology. We attempt to negotiate beneficial intellectual property ownership provisions in our contracts. However, laws and our actual contractual terms may not be

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

sufficient to protect our technology from use or theft by third parties. For instance, a third-party might try to reverse engineer or otherwise obtain and use our technology without our permission and without our knowledge, allowing competitors to duplicate our products. We may have legal or contractual rights that we could assert against such illegal use, but lawsuits claiming infringement or misappropriation are complex and expensive, and the outcome would not be certain. In addition, the laws of some countries may not protect software and intellectual property rights to the same extent as the laws of the United States. Moreover, the intellectual property right laws afford us no protection since we have no patents or trademarks.

OUR SUCCESS DEPENDS ON MAINTAINING THE INTEGRITY OF OUR INTERNET TECHNOLOGY, SYSTEMS AND WEBSITE INFRASTRUCTURE. SYSTEM INTERRUPTIONS AND THE LACK OF REDUNDANCY IN OUR INFORMATION SYSTEMS MAY AFFECT OUR BUSINESS AS IT RELATES TO ONLINE MEDICAL COMMUNICATION.

In order to be successful, we must provide reliable, real-time access to our Internet websites and systems. As our operations grow in both size and scope, we will need to improve and upgrade our systems and infrastructure to offer an increasing number of people enhanced services, features and functionality. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources before the volume of business increases, with no assurance that the volume of business will increase. Medical professionals will not tolerate a service hampered by slow delivery times, unreliable service levels or insufficient capacity, any of which could reduce our revenues.

We may experience occasional system interruptions that make some or all systems unavailable or prevent us from efficiently providing services to our travel agents or third parties. Any interruptions, outages or delays in our systems or deterioration in their performance, could impair the ability to process transactions and the quality of service that we can offer to our customers. We do not have backup systems for certain critical aspects of our operations, many other systems are not fully redundant and our disaster recovery planning may not be sufficient. Fire, flood, power loss, telecommunications failure, break-ins, earthquakes, acts of war or terrorism, acts of God, computer viruses, physical or electronic break-ins and similar events or disruptions may damage or interrupt computer or communications systems at any time. Any of these events could cause system interruption, delays and loss of critical data, and could prevent us from providing services for a significant period of time. In addition, we may have inadequate insurance coverage or insurance limits to compensate for losses from a major interruption; remediation may be costly and have a material adverse effect on our operating results and financial condition.

Furthermore, developing our website and other technology entails significant technical and business risks when using new technologies. We may fail to adapt our website, transaction processing systems and network infrastructure to consumer requirements or emerging industry standards. If we face material delays in introducing new services, products and enhancements, our agents, customers and suppliers may forego the use of our websites.

RAPID TECHNOLOGICAL CHANGES MAY RENDER OUR WEBSITE TECHNOLOGY AND SYSTEMS OBSOLETE OR DECREASE THE ATTRACTIVENESS OF OUR SERVICES RELATING TO MEDICAL ONLINE COMMUNICATIONS.

To remain competitive in the online medical communication industry, we must continue to enhance and improve the functionality and features of our websites. The Internet and the online medical communication industry are rapidly changing. In particular, the online medical communication industry could be characterized by future increasingly complex systems and infrastructures and new business models. If competitors introduce new services embodying new technologies, or if new industry standards and practices emerge, our existing website, technology and systems may become obsolete.

Our future success will depend on our ability to do the following: (i) enhance our existing services; (ii) develop and license new products and Internet technologies that address the increasingly sophisticated and varied needs of the professionals within the medical industry; and (iii) respond to technological advances and emerging medical industry standards and practices on a cost-effective and timely basis.

OUR BUSINESS IS EXPOSED TO RISKS ASSOCIATED WITH ONLINE COMMERCE SECURITY AND CREDIT CARD FRAUD WHICH COULD REDUCE OUR REVENUE.

A fundamental requirement for online commerce and communications is the secure transmission of confidential information, such as credit card numbers or other personal information, over public networks. Our security measures may be inadequate and, if any compromise of security were to occur, it could have a detrimental effect on our reputation and adversely affect our ability to maintain our existing clientele.

Consumer concerns over the security of transactions conducted on the Internet or the privacy of users may inhibit the growth of the Internet and online commerce. To transmit confidential information such as customer credit card numbers securely, we rely on encryption and authentication technology. Unanticipated events or developments could result in a compromise or breach of the systems we use to protect customer transaction data. Our servers and those of our service providers may be vulnerable to viruses or other harmful code or activity transmitted over the Internet. A virus or other harmful activity could cause a service disruption.

Moreover, our processing, storage, use and disclosure of personal data could give rise to liabilities as a result of government regulation, conflicting legal requirements or differing views of personal privacy rights. In the processing of our transactions, we receive and store a large volume of personally identifiable information. This information is also increasingly subject to legislation and regulations in numerous jurisdictions around the world. This government action is typically intended to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. We could be adversely affected if legislation or regulations are expanded to require changes in our business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business, financial condition and results of operations. As privacy and data protection have become more sensitive issues, we may also become exposed to potential liabilities as a result of differing views on the privacy of medical data. These and other privacy developments that are difficult to anticipate could adversely affect our business, financial condition and results of operation.

WE OPERATE IN A COMPETITIVE ENVIRONMENT RELATING TO THE MARKETING AND SALE OF MUCOTROL AND ALBUMAX AND MAY FACE INCREASING COMPETITION FROM A VARIETY OF COMPANIES WITH RESPECT TO INTERNET SERVICES WE OFFER.

The market for the services we offer is competitive. We compete with both established and emerging traditional and online medical professionals with respect to the services we offer. Some of our competitors may offer services and products on more favorable terms. The introduction of new technologies and the expansion of existing technologies may increase competitive pressures. Increased competition may result in reduced operating margins, as well as loss of transactions and website recognition. Some of our competitors may have longer operating histories, larger customer bases, greater website recognition and significantly greater financial, marketing and other resources than we have.

We cannot assure you that we will be able to compete successfully against current, emerging and future competitors or provide differentiated services to the medical industry. Increased competition could result in reduced operating margins, loss of segment share and damage to our website recognition. There can be no assurance that we will be able to compete successfully against current and future competitors or that competition will not have a material adverse effect on our business, results of operations and financial condition.

EVOLVING GOVERNMENT REGULATION COULD IMPOSE TAXES OR OTHER BURDENS ON OUR BUSINESS RELATING TO ONLINE MEDICAL COMMUNICATIONS, WHICH COULD INCREASE OUR COSTS OR DEMAND FOR OUR SERVICES.

As of the date of this Registration Statement, our services and/our products are not governed by federal or state agency rules or regulations. However, we believe that increased regulation of the Internet or different applications of existing laws might slow the growth in the use of the Internet and medical communication online services, which could decrease demand for our services, increase the cost of doing business or otherwise reduce our sales and revenues. The statutes and case law governing online medical communication are still evolving, and new laws, regulations or judicial decisions may impose on us additional risks and costs of operations, if applicable. In addition, new regulations, domestic or international, regarding the privacy of our users' personally identifiable information may impose on us additional costs and operational constraints.

Federal legislation imposing limitations on the ability of states to impose taxes on Internet-based sales was enacted in 1998. The Internet Tax Freedom Act, which was extended by the Internet Nondiscrimination Act, exempted certain types of sales transactions conducted over the Internet from multiple or discriminatory state and local taxation through November 2007. Failure to renew this legislation could allow state and local governments to impose additional taxes.

Moreover, changing laws, rules and regulations and legal uncertainties may adversely affect our business, financial condition and results of operations. Our business, financial condition and results of operations could be adversely affected by unfavorable changes in or interpretations of existing, or the promulgation of new laws, rules and regulations applicable to us and our businesses, including those relating to the Internet and online medical communication, consumer protection and privacy, could decrease demand for services, increase costs and/or subject us to additional liabilities. For example, there is, and will likely continue to be, an increasing number of laws and regulations pertaining to the Internet and online medical communication, which may relate to liability for information retrieved from or transmitted over the Internet, user privacy, taxation and the quality of services. Furthermore, the growth and development of online medical communication may prompt calls for more stringent protection laws that may impose additional burdens on online businesses generally.

THE SUCCESS OF OUR BUSINESS DEPENDS UPON THE CONTINUING CONTRIBUTION OF OUR KEY PERSONNEL AND EMPLOYEES, INCLUDING MR. CANDIDO DINO LUZZI, OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, WHOSE KNOWLEDGE OF OUR BUSINESS WOULD BE DIFFICULT TO REPLACE IN THE EVENT WE LOSE HIS SERVICES.

Our operations are dependent on the efforts and relationships of Candido Dino Luzzi and the other executive officers as well as the senior management of our organization. We will likely be dependent on the senior management of our organization for the foreseeable future. If any of these individuals becomes unable to continue in their role, our business or prospects could be adversely affected. For example, the loss of Mr. Luzzi could inhibit the development and enhancement of our websites, could damage customer relations and our website recognition, and could restrict our ability to raise additional working capital if and when needed. Although we have entered into an employment agreement with Mr. Luzzi, there can be no assurance that he will continue in his present capacity for any particular period of time. Moreover, our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees. If we do not succeed in attracting well-qualified employees or retaining or motivating existing employees, our business would be adversely affected.

RISKS RELATED TO OUR COMPANY AND COMMON STOCK

WE HAVE EXPERIENCED HISTORICAL LOSSES AND A SUBSTANTIAL ACCUMULATED DEFICIT. IF WE ARE UNABLE TO REVERSE THIS TREND, WE MAY BE FORCED TO CEASE OPERATIONS.

During fiscal year ended December 31, 2007 and three-month period ended March 31, 2008, we experienced a net loss of ($289,798) and ($521,261). During fiscal year ended December 31, 2006, we experienced a net loss of ($386,036). In addition, at December 31, 2007 and December 31, 2006, we had stockholders' deficit of ($506,760) and ($487,633), respectively. At March 31, 2008, we had stockholders' deficit of ($98,021). Our operating results for future periods will include significant expenses, including developmental expenses, potential marketing costs, professional fees and administrative expenses, and will be subject to numerous uncertainties. As a result, we are unable to predict whether we will continue to achieve profitability in the future, or at all.

WE HAVE A WORKING CAPITAL DEFICIT AND SIGNIFICANT CAPITAL REQUIREMENTS. SINCE WE MAY CONTINUE TO INCUR LOSSES UNTIL WE ARE ABLE TO GENERATE SUFFICIENT REVENUES TO OFFSET OUR EXPENSES, INVESTORS MAY BE UNABLE TO SELL OUR SHARES AT A PROFIT OR AT ALL.

We had a net loss of ($289,798) during fiscal year ended December 31, 2007 and a net loss of ($386,036) during fiscal year ended December 31, 2006. We had a net loss of ($521,261) during the three-month period ended March 31, 2008. Net cash provided by and used in operations for fiscal year ended December 31, 2007 and fiscal year ended December 31, 2006 was $280,261 and ($39,955), respectively. Net cash used in operations for the three-month period ended March 31, 2008 was ($46,907). During fiscal year ended December 31, 2007 and fiscal year ended December 31, 2006, we had a working capital deficit of ($625,179) and ($506,354), respectively. During the three-month period ended March 31, 2008, we had a working capital deficit of ($210,869). Because we have not yet achieved or acquired sufficient operating capital and given these financial results together with our expected cash requirements in 2008, additional capital investments may be necessary to develop and sustain our operations.

WE MAY BE UNSUCCESSFUL IN OUR ATTEMPTS TO RAISE SUFFICIENT CAPITAL TO FUND OUR PLANS.

Historically, we have funded our operations through limited revenues and debt and equity financing. We continue to incur operating expenses, including executive and staff salaries, lease obligations and acquisition costs, but we have not yet obtained sufficient financing to effectively carry out our plans or received sufficient operating revenues to support our human and equipment infrastructures. Until such time that we are successful in obtaining additional financing or achieve sufficient operating revenues to carry out our business strategy, there is significant risk that our business operations may be materially impaired.

THE TRADING PRICE OF OUR COMMON STOCK ON THE OTC BULLETIN BOARD WILL FLUCTUATE SIGNIFICANTLY AND STOCKHOLDERS MAY HAVE DIFFICULT RESELLING THEIR SHARES.

As of the date of this Registration Statement, our common stock does not trade on the OTC Bulletin Board. We will need to obtain a market maker to apply for the quotation of our shares of common stock on the OTC Bulletin Board and there is no assurance that a market maker will be obtained. When our common stock commences trading on the Over-the-Counter Bulletin Board, the trading price will fluctuate significantly and stockholder may have difficulty reselling their shares. There is a volatility associated with Bulletin Board securities in general and the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock: (i) disappointing results and/or revenues from our websites; (ii) failure to meet our revenue or profit goals or operating budget; (iii) decline in demand for our common stock; (iv) downward revisions in securities analysts' estimates or changes in general market conditions; (v) technological innovations by competitors or in competing technologies; (vi) lack of funding generated for operations; (vii) investor perception of our industry or our prospects; and
(viii) general economic trends.

In addition, stock markets have experienced price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to sell their shares at a fair price and you may lose all or part of your investment.

ADDITIONAL ISSUANCES OF EQUITY SECURITIES MAY RESULT IN DILUTION TO OUR EXISTING STOCKHOLDERS.

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock and 50,000,000 shares of "blank check" preferred stock, which may adversely affect the voting power of the holders of our securities and may deter or delay changes in management. As of the date of this Registration Statement, we have 13,826,000 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding. The board of directors has the authority to issue additional shares of our capital stock to provide additional financing in the future and the issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other stockholders. As a result of such dilution, your proportionate ownership interest and voting power will be decreased accordingly. Further, any such issuance could result in a change of control.

To date, we have not issued any shares of preferred stock. Our Board of Directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock. Issuances of additional shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in management control.

In addition, we have granted common stock in the past to financiers and consultants, and as we procure additional financing and acquire additional business assets, we shall undoubtedly grant additional shares, as well as warrants and stock options, to the financiers and shareholders of target companies. To the extent that additional shares are issued, notes are converted, and stock options and warrants are exercised, the shares that are issued may result in an oversupply of shares and an undersupply of purchasers, thereby diluting the market for our shares.

OUR COMMON STOCK WILL BE CLASSIFIED AS A "PENNY STOCK" UNDER SEC RULES WHICH LIMITS THE MARKET FOR OUR COMMON STOCK.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

WE HAVE RECEIVED A GOING CONCERN OPINION FROM OUR INDEPENDENT AUDITORS REPORT ACCOMPANYING OUR DECEMBER 31, 2007 AND DECEMBER 31, 2006 FINANCIAL STATEMENTS.

The independent auditor's report accompanying our December 31, 2007 and 2006 audited financial statements contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The financial statements have been prepared "assuming that the Company will continue as a going concern." Our ability to continue as a going concern is dependent on raising additional capital to fund our operations and ultimately on generating future profitable operations. There can be no assurance that we will be able to raise sufficient additional capital or eventually have positive cash flow from operations to address all of our cash flow needs. If we are not able to find alternative sources of cash or generate positive cash flow from operations, our business and shareholders will be materially and adversely affected.

IF WE FAIL TO ESTABLISH AND MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROLS OVER FINANCIAL REPORT, WE MAY NOT BE ABLE TO ACCURATELY REPORT OUR FINANCIAL RESULTS OR PREVENT FRAUD. THIS COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

We may not be able to establish or maintain adequate internal controls over financial reporting. Due to lack of historical operating data, many of our internal controls and reporting systems are being designed as our business model develops. We rely on existing reporting systems that may have been implemented for different business models and may not function as intended. We are currently taking steps to strengthen our internal controls, we cannot be certain these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. We also cannot be certain that the interim steps we have taken, pending full implementation of these measures, to preserve our ability to accurately record, process, and summarize financial data and prepare our financial statements and reporting, will be effective. Many of these interim steps are time and labor intensive and rely on manual procedures, which makes them difficult to maintain for an extended period and increases the risk of errors. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

Moreover, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we may at some point in time be required to furnish a report by our management on our internal control over financial reporting. Such report will contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting, including a statement as to whether our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. Such report will also contain a statement that our auditors have issued an attestation report on management's assessment of such internal controls.

We will perform a system and process documentation and evaluation needed to comply with Section 404, which is both costly and challenging. Management may identify one or more material weaknesses in our internal control over financial reporting. If such occurs, we will be unable to assert such internal control is effective. If we are unable to assert that our internal control over financial reporting is effective (or if our auditors are unable to attest that our management's report is fairly stated or they are unable to express an opinion on our management's evaluation or on the effectiveness of the internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports, which in turn could have an adverse effect on our stock price.

As of the date of this Registration Statement, we do not have an audit or compensation committee comprised of independent directors. Therefore, shareholders will have to rely on the entire Board of Directors to perform these functions, all of which are not independent to perform these functions. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

ITEM 2. FINANCIAL INFORMATION

The following discussion and analysis of our results of operations and financial position should be read in conjunction with our audited financial statements and the notes thereto included elsewhere in this Interim Report. Our consolidated financial statements are prepared in accordance with U.S. GAAP.
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
The following discussion is intended to provide an analysis of our financial condition and should be read in conjunction with our audited financial statements and the notes thereto. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Such forward-looking statements include, but are not limited to, the development plans for our growth, trends in the results of our development, anticipated development plans, operating expenses and our anticipated capital requirements and capital resources. Our actual results could differ materially from the results discussed in the forward-looking statements.

MEDIVISOR, INC.

Financial Statements

Fiscal Year Ended December 31, 2007 and Fiscal Years Ended December 31, 2006 and 2005 (Please see pages F-1 through F17).

Three-Month Period Ended March 31, 2008 (Please see pages F-18 through F-30).

ITEM 3. PROPERTIES

We lease our principal office space located at 326 Walt Whitman Road, Huntington Station, New York. The office space is for our corporate business operations. On approximately September 15, 2004, we entered into an indenture for lease space (the "Indenture"). In accordance with the terms and provisions of the Indenture, we pay an annual lease rate of $29,324.75 for the premises.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this Registration Statement, the following table sets forth certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated. As of the date of this Registration Statement, there are 13,776,000 shares of common stock issued and outstanding.


                 NAME AND ADDRESS(1) OF BENEFICIAL    AMOUNT AND NATURE OF      PERCENTAGE
TITLE OF CLASS               OWNER                    BENEFICIAL OWNERSHIP       OF CLASS
______________   _________________________________    ____________________      __________
Common
                  Candido Dino Luzzi                         10,000,000           72.91%
Common

                  Wayne H. Wertheim, MD                         150,000 ((2))     01.82%

Common
                  Prudence L. Ferrone                           150,000           01.09%
Common
                  Darren Cioffi                                  50,000              -0-

Common            All Officers and Directors as a
                  Group (4 members)                          10,400,000           75.82%


(1) Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and
      (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of the date of this Registration Statement. The address for our officers and directors is c/o Medivisor, Inc., 326 Walt Whitman Road, Suite 208, Huntington Station, New York 11746.

(2) This figure consists of: (i) 150,000 shares of common stock held of record by Dr. Wertheim.


LOCKUP AND LEAKAGE AGREEMENTS

On approximately January 1, 2005, we entered into a lock up/leak out agreement with Candido Dino Luzzi, our President/Chief Executive Officer (the "Luzzi Lock Up Agreement") in order to facilitate an orderly market for the shares of our common stock. In accordance with the terms and provisions of the Luzzi Lock Up
Agreement: (i) Mr. Luzzi agrees to sell shares held of record in blocks of 5,000 shares or less per transaction; (ii) after Mr. Luzzi sells the first 5,000 shares, Mr. Luzzi may not sell any other shares unless the offer or ask price of our common stock increases by .0025 basis points above Mr. Luzzi's last sale price with the exception that a sale of the next 5,000 shares may take place at a price less than the prior sale price plus .0025 basis point; (iii) the shares of common stock may not be sold by Mr. Luzzi at a price below $1.00 per share; and (iv) Mr. Luzzi shall be allowed to sell up to 15% of the shares held as of January 1, 2005 during each three-month period.

On approximately January 1, 2005, we entered into a lock up/leak out agreement with Wayne Wertheim, our Executive Vice President and one of our directors (the "Wertheim Lock Up Agreement") in order to facilitate an orderly market for the shares of our common stock. In accordance with the terms and provisions of the Wertheim Lock Up Agreement: (i) Dr. Wertheim agrees to sell shares held of record in blocks of 5,000 shares or less per transaction; (ii) after Dr. Wertheim sells the first 5,000 shares, Dr. Wertheim may not sell any other shares unless the offer or ask price of our common stock increases by .0025 basis points above Dr. Wertheim's last sale price with the exception that a sale of the next 5,000 shares may take place at a price less than the prior sale price plus .0025 basis point; (iii) the shares of common stock may not be sold by Dr. Wertheim at a price below $1.00 per share; and (iv) Dr. Wertheim shall be allowed to sell up to 15% of the shares held as of January 1, 2005 during each three-month period.

On approximately January 1, 2005, we entered into a lock up/leak out agreement with Prudence Ferrone, our Vice President and one of our directors (the "Ferrone Lock Up Agreement") in order to facilitate an orderly market for the shares of our common stock. In accordance with the terms and provisions of the Ferrone Lock Up Agreement: (i) Ms. Ferrone agrees to sell shares held of record in blocks of 5,000 shares or less per transaction; (ii) after Ms. Ferrone sells the first 5,000 shares, Ms. Ferrone may not sell any other shares unless the offer or ask price of our common stock increases by .0025 basis points above Ms. Ferrone's last sale price with the exception that a sale of the next 5,000 shares may take place at a price less than the prior sale price plus .0025 basis point; (iii) the shares of common stock may not be sold by Ms. Ferrone at a price below $1.00 per share; and (iv) Ms. Ferrone shall be allowed to sell up to 15% of the shares held as of January 1, 2005 during each three-month period.

CHANGES IN CONTROL

Our Board of Directors is unaware of any arrangement or understanding among the individuals listed in the beneficial ownership table with respect to election of our directors or other matters. We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

All of our directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. Our officers are appointed by our Board of Directors and hold office until their earlier death, retirement, resignation or removal.

As of the date of this Registration Statement, our directors and executive officers, their ages and positions held are as follows:

NAME                           AGE      OFFICES HELD
____                           ___      ____________

Dino Luzzi                     53       President/Chief Executive Officer/Chief
                                        Financial Officer
Wayne H. Wertheim, MD          56       Executive Vice President and a Director
Prudence L. Ferrone            55       Vice President and a Director
Darren Cioffi                           Chief Financial Officer
David Grossman, MD                      Medical Director


BIOGRAPHIES

The backgrounds of our directors and executive officers are as follows:

DINO LUZZI. Mr. Luzzi has been our President/Chief Executive Officer since January 2002 and our interim Chief Financial Officer. During 1999 Mr. Luzzi's venture capital firm assisted raising capital for Keytrade Online, an online brokerage firm, which was acquired by a Latin American financial portal, Patagon.com International for $35,000,000 in cash, debt and equity. Mr. Luzzi also currently provides consulting services to companies that have venture capital needs. Mr. Luzzi has been working on our strategic business vision for the past several years.

WAYNE H. WERTHEIM, MD. Dr. Wertheim has been our Executive Vice President and a member of our Board of Directors since January 2002. Since 1981 and currently, Dr. Wertheim is a practicing internist and was managing partner of Roslyn Medical Associates until 1996 when he rejoined Winthrop University Hospital as a staff member to become the lead site physician in the Long Island Primary Care Network. As Medical Director of International Business Builders, he has been instrumental in the development of wellness centers and alternative medicine programs with healthcare providers and insurers for the New York tri-state area and is a medical advisor to a nutritional company operating globally.

PRUDENCE L. FERRONE. Ms. Ferrone has been our Vice President and a member of our Board of Directors since January 2002. Ms. Ferrone began her entrepreneurial career in the beauty and fashion industry as a professional image consultant and then owner of a jewelry design company. In 1994, Ms. Ferrone founded International Business Builders, a global distribution company for premier personal, health and wellness products with a sales force of several hundred representatives in twenty countries.

DARREN CIOFFI. Mr. Cioffi has been our Chief Financial Officer since February 2008. Mr. Cioffi established Cioffi Business Management Services in 2001 to consult public companies on SEC accounting/filing, Sarbane's Oxley and standard compliance measures. Following several positions in the consulting and technology industry including chief operating officer of ThinkersGroup.com, Mr. Cioffi authored many internal tools responsible for the development and implementation of the organizational structure as well as day-to-day operations of several successful public technology companies as follows. Web2 Corporation is an Internet technology marketing company focused on improving the ways people and businesses utilize the power of the Internet. It specializes in rapid creation and adaptation of technologies to address new markets of users by creating and simplifying useful products, reducing the level of user technical skills required, and lowering prices. ABA (American Basketball Association) is a co-owner of the Strong Island Sound, where Mr. Cioffi is partially credited with its recent rebirth. The ABA opened the 2005 season with an amazing 38 teams and is best known for merging with the NBA in 1976 bringing popular teams such as the New York Nets, San Antonio Spurs, Indiana Pacers and Denver Nuggets. Mr. Cioffi was vice president of consulting services with Total Business Solutions, where he specialized in the implementation and sales of customer relationship management (CRM) and back office accounting solutions through one on one and group collaboration with Total Business Solutions clients. From 1995 - 1998, Mr. Cioffi served as controller and vice president of sales for Comptech Resources. While at Comptech, he helped the company earn the distinction as the first Platinum reseller of GoldMine software on Long Island. He also developed Long Island's first GoldMine authorized training center. Mr. Cioffi consulted and implemented a variety of businesses, such as Great Plains, RealWorld and Solomon Accounting Software systems. In October 1998, following Paratech Resources,
Inc.'s acquisition of Comptech, Mr. Cioffi was named general manager of consulting services. He also spent two years in public accounting for the firm of Pannell. Kerr Forster and served as assistant controller for the Seafield
Center from 1991-1995. Mr. Cioffi earned a BS in Accounting from Long Island University.

DAVID GROSSMAN, MD, FACC, FACP. Dr. Grossman has been our Medical Director since January 2002. Dr Grossman is currently a clinical cardiologist in private practice. He trained at The Johns Hopkins University, University of Pennsylvania School of Medicine, and North Shore University Hospital-New York University
School of Medicine. Dr. Grossman is the former director of the Coronary Care Unit and Heart Failure Program at North Shore University Hospital. He has numerous publications and is a national speaker on heart failure, acute coronary syndromes, and hyperlipidemia.

FAMILY RELATIONSHIPS

As of the date of this Registration Statement, there are no family relationships among our directors or officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

During the past five years, none of our directors, executive officers or persons that may be deemed promoters is or have been involved in any legal proceeding concerning (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction permanently or temporarily enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity; or (iv) being found by a court, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law (and the judgment has not been reversed, suspended or vacated).

COMMITTEES OF THE BOARD OF DIRECTORS

AUDIT COMMITTEE

Our Board of Directors has not established an audit committee. The respective role of an audit committee has been conducted by our Board of Directors. We are contemplating establishment of an audit committee during fiscal year 2008. When established, the audit committee's primary function will be to provide advice with respect our financial matters and to assist our Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting, and legal compliance. The audit committee's primary duties and responsibilities will be to: (i) serve as an independent and objective party to monitor our financial reporting process and internal control system; (ii) review and appraise the audit efforts of our independent accountants; (iii) evaluate our quarterly financial performance as well as its compliance with laws and regulations; (iv) oversee management's establishment and enforcement of financial policies and business practices; and (v) provide an open avenue of communication among the independent accountants, management and our Board of Directors.

CODE OF ETHICS

Our Board of Directors has adopted a code of ethics applicable to all our employees and directors (the "Code").

The Code is intended to describe our core values and beliefs and to provide the foundation for all business conduct. The Code is further intended to focus our Board of Directors and each director, officer and employee on areas of ethical risk, provide guidance to our directors, officers and employees to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Our guidelines for conducting business are consistent with the highest standards of business ethics. Each director, officer and employee must comply with the letter and spirit of this Code.

As of the date of this Registration Statement, we have posted the text of the Code on our Internet website at www.medivisor.com.Furthermore, upon request, we shall provide to any person without charge a copy of the Code. Any such requests should be directed to Mr. Dino Luzzi, President/Chief Executive Officer, 326 Walt Whitman Road, Suite 208, Huntington Station, New York 11746.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires directors and officers, and the persons who beneficially own more than 10% of common stock, of certain companies to file reports of ownership and changes in ownership with the Securities and Exchange Commission. As of the date of this Registration Statement, we are not required to file reports under Section 16 of the Exchange Act.

ITEM 6. EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to our Chief Executive Officer and those executive officers that earned in excess of $100,000 during fiscal year ended December 31, 2007 (collectively, the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE


_______________________________________________________________________________________________________________________________
                                                                       NON-EQUITY      NON-QUALIFIED     ALL OTHER
                                                                     INCENTIVE PLAN      DEFERRED       COMPENSATION
                                                                      COMPENSATION     COMPENSATION
NAME AND                                        STOCK                                    EARNINGS
PRINCIPAL                 SALARY     BONUS     AWARDS     OPTION                                                         TOTAL
POSITION         YEAR       ($)       ($)        ($)    AWARDS ($)         ($)              ($)             ($)           ($)
_______________________________________________________________________________________________________________________________
Dino Luzzi,      2007    $240,000     -0-        -0-        -0-              -                -               -       $240,000
President/CEO               (1)
_______________________________________________________________________________________________________________________________

                                       30


(1) This amount represents fees incurred by us to the Named Executive Officer during fiscal year ended December 31, 2007 pursuant to an executive services agreement between us and the Named Executive Officer, which is more particularly described in this Annual Report. An aggregate amount of $480,000 in accrued fees was settled by us with Mr. Luzzi by the issuance of 5,000,000 shares of our restricted Common Stock at $0.10 per shares. See "Item 6. Executive Compensation - Employment Agreements" and "Item 7. Certain Relationships and Related Transactions and Director Independence - Settlement Agreement."



STOCK OPTIONS/SAW GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 2007

On November 19, 2007, our Board of Directors adopted a 2007 Stock Option Plan, which was approved and ratified by our shareholders pursuant to written consent of shareholders dated November 19, 2007. As of the date of this Registration Statement, no stock options have been granted. :

DIRECTOR COMPENSATION TABLE

The following table sets forth information relating to compensation paid to our directors in 2007:

DIRECTOR COMPENSATION TABLE

_____________________________________________________________________________________________________________________________
                                                                                   Change in
                                                                                   Pension
                                                                                   Value and
                                Fees                              Non-Equity       Nonqualified
                                Earned or                         Incentive        Deferred             All
                                Paid in     Stock      Option     Plan             Compensation         Other
Name                            Cash        Awards     Awards     Compensation     Earnings          Compensation      Total
                                  ($)        ($)         ($)            ($)            ($)                ($)            ($)
_____________________________________________________________________________________________________________________________
Wayne H. Wertheim, MD             -0-         -0-        -0-          -0-              -0-                -0-
_____________________________________________________________________________________________________________________________
Prudence L. Ferrone               -0-         -0-        -0-          -0-              -0-                -0-
_____________________________________________________________________________________________________________________________


EMPLOYMENT AGREEMENTS

As of the date of this Registration Statement, we have an agreement with Candido Dino Luzzi, our President/Chief Executive Officer, and Darren Cioffi, our Chief Financial Officer, as discussed below.

CEO EXECUTIVE SERVICES AGREEMENT

On January 1, 2006, we entered into an executive services agreement with Candido Dino Luzzi, our President/Chief Executive Officer for a two-year term with automatic renewal provisions (the "Executive Services Agreement"). Pursuant to the terms and provisions of the Executive Services Agreement: (i) Mr. Luzzi shall perform all duties and obligations in accordance with his executive position; and (ii) we shall pay to Mr. Luzzi a salary of $20.000per month.

CONSULTING AGREEMENT

On February 29, 2008, we entered into a consulting agreement with Cioffi Business Management Services (the "Cioffi Consulting Agreement") for a one-year term. Pursuant to the terms and provisions of the Cioffi Consulting Agreement:
(i) Mr. Cioffi shall perform all duties and obligations in accordance with his executive position; (ii) we shall pay to Mr. Cioffi a base fee of $75,000 payable in monthly installments of $3,000 per month until we are properly funded and which, at the time of funding, we shall pay a monthly fee of $6,250.00 plus any unpaid and accrued amounts due and owing; and (iii) we shall issue an aggregate of 50,000 shares of our restricted Common Stock.
..
ITEM  7.   CERTAIN   RELATIONSHIPS   AND  RELATED   TRANSACTIONS   AND  DIRECTOR
INDEPENDENCE.

Except for the transactions described below, none of our directors, officers or principal stockholders, nor any associate or affiliate of the foregoing, have any interest, direct or indirect, in any transaction or in any proposed transactions, which has materially affected or will materially affect us during fiscal year ended December 31, 2007.

SETTLEMENT AGREEMENT

On January 18, 2008, we entered into a settlement agreement with Mr. Luzzi, our President/Chief Executive Officer (the "Settlement Agreement"). In accordance with the terms and provisions of the Settlement Agreement: (i) we acknowledged that Mr. Luzzi has provided certain managerial and consulting services to us under the Executive Services Agreement; (ii) we incurred an aggregate of $480,000.00 (the "Debt") to Mr. Luzzi relating to the performance of such services under the Executive Services Agreement; (iii) we agreed to settle the Debt by issuance of an aggregate of 5,000,000 shares of our restricted common stock at the rate of $0.10 per share (which amount is based upon the average of the open and close price of our shares of common stock traded on the Pink Sheets during January 2008; and (iv) Mr. Luzzi agreed to convert the Debt and accept the issuance of the 5,000,000 shares of restricted common stock as full and complete satisfaction of the Debt. See "Item 10, Recent Sales of Unregistered Securities - Fiscal Year Ended December 31, 2008."

NOTE PAYABLE

As of the date of this Registration Statement, we have a note payable to Mr. Luzzi, our President/Chief Executive Officer, which bears interest at 6% per annum and is due on demand. As of the date of this Registration Statement, the outstanding balance due and owing on this note is $5,000.00.

ITEM 8. LEGAL PROCEEDINGS

As of the date of this Registration Statement, we are not aware of any pending or existing legal proceedings involving our company or its officers and directors. We are not aware of any proceedings being contemplated by any person or governmental authority against us, our properties or our officers and directors.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

MARKET FOR COMMON EQUITY

Shares of our common stock are traded on the Pink Sheets under the symbol "MDVS:PK". The market for our common stock is limited, volatile and sporadic, The following table sets forth the high and low sales prices relating to our common stock on a quarterly basis for the last fiscal year as quoted by the Pink Sheets. These quotations reflect inter-dealer prices without retail mark-up, mark-down or commissions, and may not represent actual transactions.



        __________________________________________________________________
                     QUARTER ENDED       HIGH BID ($)        LOW BID ($)
        __________________________________________________________________
        2007
        __________________________________________________________________
        Fourth Quarter                    $1.65              $0.30
        __________________________________________________________________
        Third Quarter                     $1.90              $1.25
        __________________________________________________________________
        Second Quarter                    $1.80              $1.45
        __________________________________________________________________

        First Quarter                     $ -0-              $ -0-
        __________________________________________________________________

As of March 1, 2008, there were approximately 47 shareholders of record of our common shares as reported by our transfer agent, Island Stock Transfer, which does not include shareholders who shares are held in street or nominee names. We believe that there are approximately 100 beneficial owners of our common stock. There are no other classes of shares issued or outstanding.

DIVIDEND POLICY

No dividends have been declared by the Board of Directors on our common stock. Our losses do not currently indicate the ability to pay any cash dividends, and we do not have any intention of paying cash dividends on our common stock in the foreseeable future. We are trying to build up inventory levels and expand our business, therefore, it is unlikely that we would use profits for the purpose of paying dividends for the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER COMPENSATION PLANS

We have one equity compensation plan - the 2007 Stock Option Plan under which 3,000,000 shares are authorized for issuance. As of the date of this
Registration Statement, we have not granted any stock options under the 2007 Stock Option Plan. The table set forth below presents the securities authorized for issuance with respect to the respective Stock Option Plans under which equity securities are authorized for issuance as of December 31, 2007:


_____________________________________________________________________________________________________________

                                    EQUITY COMPENSATION PLAN INFORMATION
_____________________________________________________________________________________________________________
       PLAN CATEGORY          NUMBER OF SECURITIES TO       WEIGHTED-AVERAGE         NUMBER OF SECURITIES
                              BE ISSUED UPON EXERCISE       EXERCISE PRICE OF       REMAINING AVAILABLE FOR
                              OF OUTSTANDING OPTIONS,     OUTSTANDING OPTIONS,       FUTURE ISSUANCE UNDER
                                WARRANTS AND RIGHTS        WARRANTS AND RIGHTS        EQUITY COMPENSATION
                                                                                       PLANS (EXCLUDING
                                                                                    SECURITIES REFLECTED IN
                                                                                          COLUMN (A))
                                        (A)                       (B)                        (C)
_____________________________________________________________________________________________________________
Equity compensation plans
approved by security
holders
_____________________________________________________________________________________________________________

2007 Stock Option Plan                 -0-                          n/a                3,000,000
_____________________________________________________________________________________________________________


STOCK OPTION PLAN

2007 STOCK OPTION PLAN

On November 19, 2007, our Board of Directors unanimously approved and adopted a 2007 stock option plan (the "2007 Stock Option Plan"). The purpose of the 2007 Stock Option Plan is to advance our interests and the interests of the shareholders by affording our key personnel an opportunity for investment and the incentive advantages inherent in stock ownership. Pursuant to the provisions of the 2007 Stock Option Plan, stock options (the "Stock Options") will be granted only to our key personnel, generally defined as a person designated by the Board of Directors upon whose judgment, initiative and efforts we may rely, including any director, officer, employee or consultant.

The 2007 Stock Option Plan is administered by our Board of Directors, which shall determine: (i) the persons to be granted Stock Options under the Stock Option Plan; (ii) the number of shares subject to each option, the exercise price of each Stock Option; and (iii) whether the Stock Option shall be exercisable at any time during the option period of ten (10) years or whether the Stock Option shall be exercisable in installments or by vesting only. The 2007 Stock Option Plan provides authorization to our Board of Directors to grant Stock Options to purchase a total number of shares of our common stock, not to exceed 3,000,000 shares as at the date of adoption by our Board of Directors of the 2007 Stock Option Plan.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

As of the date of this Registration Statement, to provide capital, we have issued an aggregate of 13,776,000 shares of our common stock pursuant to private placement offerings, settlement of debt or pursuant to contractual agreements as set forth below.

FISCAL YEAR ENDED DECEMBER 31, 2002

During fiscal year 2002, we issued an aggregate of 5,030,000 shares of our restricted common stock at a price of $0.001 per share. Of the 5,030,000 shares, an aggregate of 3,300,000 shares of our restricted common stock were issued to our three officers/directors. An additional 1,730,000 shares were issued to eight investors for services rendered during our start-up phase of development. The 5,030,000 shares were issued in reliance upon the transactional exemption under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). The per share price of the shares was arbitrarily determined by our Board of Directors based upon analysis of certain factors including, but not limited to, stage of development, industry status, investment climate, perceived investment risks, our assets and net estimated worth. The investors acknowledged that the securities to be issued have not been registered under the Securities Act, that they understood the economic risk of an investment in the securities, and that they had the opportunity to ask questions of and receive answers from our management concerning any and all matters related to acquisition of the securities.

FISCAL YEAR ENDED DECEMBER 31, 2003

During fiscal year 2003, we issued an aggregate of 10,000 shares of our restricted common stock at a price of $0.001 per share. The shares were issued to one of our sales representatives for services rendered. The 10,000 shares were issued in reliance upon the transactional exemption under Section 4(2) of the Securities Act. The per share price of the shares was arbitrarily determined by our Board of Directors based upon analysis of certain factors including, but not limited to, stage of development, industry status, investment climate, perceived investment risks, our assets and net estimated worth. The investor acknowledged that the securities to be issued have not been registered under the Securities Act, that she understood the economic risk of an investment in the securities, and that she had the opportunity to ask questions of and receive answers from our management concerning any and all matters related to acquisition of the securities.

FISCAL YEAR ENDED DECEMBER 31, 2004

During fiscal year 2004, we issued an aggregate of 366,000 shares of our restricted common stock. Of the 366,000 shares, an aggregate 55,000 shares were issued at a price of $0.15 per share to two of our sales representatives for services rendered. The 55,000 shares were issued in reliance upon the transactional exemption under Section 4(2) of the Securities Act. The per share price of the shares was arbitrarily determined by our Board of Directors based upon analysis of certain factors including, but not limited to, stage of development, industry status, investment climate, perceived investment risks, our assets and net estimated worth. The investors acknowledged that the securities to be issued have not been registered under the Securities Act, that they understood the economic risk of an investment in the securities, and that they had the opportunity to ask questions of and receive answers from our management concerning any and all matters related to acquisition of the securities.

Additional shares of restricted common stock were issued pursuant to a private placement offering (the "2004 Private Placement Offering") whereby we issued an aggregate of 311,000 shares at a subscription price of $1.00 per share. The 2004

Private Placement Offering was completed in reliance on Regulation D, Rule 504 of the Securities Act. The per share price of the 2004 Private Placement Offering was arbitrarily determined by our Board of Directors based upon analysis of certain factors including, but not limited to, stage of development, industry status, investment climate, perceived investment risks, our assets and net estimated worth. We issued the shares of common stock to nineteen investors. The investors acknowledged that the securities to be issued have not been registered under the Securities Act, that they understood the economic risk of an investment in the securities, and that they had the opportunity to ask questions of and receive answers from our management concerning any and all matters related to acquisition of the securities.

FISCAL YEAR ENDED DECEMBER 31, 2005

During fiscal year 2005, we issued an aggregate of 257,500 shares of our restricted common stock. Of the 257,500 shares, an aggregate 47,500 shares were issued at a price of $0.15 per share to six of our employees/sales representatives for services rendered. The 47,500 shares were issued in reliance upon the transactional exemption under Section 4(2) of the Securities Act. The per share price of the shares was arbitrarily determined by our Board of Directors based upon analysis of certain factors including, but not limited to, stage of development, industry status, investment climate, perceived investment risks, our assets and net estimated worth. The investors acknowledged that the securities to be issued have not been registered under the Securities Act, that they understood the economic risk of an investment in the securities, and that they had the opportunity to ask questions of and receive answers from our management concerning any and all matters related to acquisition of the securities.

Additional shares of restricted common stock were issued pursuant to a private placement offering (the "2005 Private Placement Offering") whereby we issued an aggregate of 210,000 shares at a subscription price of $1.00 per share. The 2005 Private Placement Offering was completed in reliance on Regulation D, Rule 504 of the Securities Act. The per share price of the July 2006 Private Placement Offering was arbitrarily determined by our Board of Directors based upon analysis of certain factors including, but not limited to, stage of development, industry status, investment climate, perceived investment risks, our assets and net estimated worth. We issued the shares of common stock to three investors. The investors acknowledged that the securities to be issued have not been registered under the Securities Act, that they understood the economic risk of an investment in the securities, and that they had the opportunity to ask questions of and receive answers from our management concerning any and all matters related to acquisition of the securities.

FISCAL YEAR ENDED DECEMBER 31, 2006

During fiscal year 2006, we issued an aggregate of 2,275,000 shares of our restricted common stock. Of the 2,275,000 shares, an aggregate 2,000,000 shares were issued at a price of $0.01 per share to one of our founders/officers for services rendered. An additional 275,000 shares were issued at a price of approximately $0.14 per share to seven of our employees/sales representatives for services rendered. The 2,275,000 shares were issued in reliance upon the transactional exemption under Section 4(2) of the Securities Act. The per share price of the shares was arbitrarily determined by our Board of Directors based upon analysis of certain factors including, but not limited to, stage of development, industry status, investment climate, perceived investment risks, our assets and net estimated worth. The investors acknowledged that the securities to be issued have not been registered under the Securities Act, that they understood the economic risk of an investment in the securities, and that they had the opportunity to ask questions of and receive answers from our management concerning any and all matters related to acquisition of the securities. The 2,000,000 shares were issued at a price of $0.01 per share based upon management's perceived value of the shares of common stock as related to the services previously provided by our founder during the past fiscal years and were issued on approximately January 4, 2006. The 275,000 shares were issued at a price of $0.14 per share based upon management's perceived value of the shares of common stock as related to the services currently being provided by certain employees/sales representatives and were issued on approximately March 2006.

FISCAL YEAR ENDED DECEMBER 31, 2007

During fiscal year 2007, we issued an aggregate of 302,500 shares of our restricted common stock. Of the 302,500 shares, an aggregate 100,000 shares were issued at a price of $0.14 per share to our market maker and 152,500 shares were issued at $1.25 per share to five of our employees/sales representatives for services rendered. The 252,500 shares were issued in reliance upon the transactional exemption under Section 4(2) of the Securities Act. The per share price of the shares was arbitrarily determined by our Board of Directors based upon analysis of certain factors including, but not limited to, stage of development, industry status, investment climate, perceived investment risks, our assets and net estimated worth. The investors acknowledged that the securities to be issued have not been registered under the Securities Act, that they understood the economic risk of an investment in the securities, and that they had the opportunity to ask questions of and receive answers from our management concerning any and all matters related to acquisition of the securities. The 100,000 shares were issued at a price of $0.14 per share based upon management's continuing perceived value of the shares of common stock and were issued on approximately February 28, 2007 to Island Capital Management. The 152,500 shares were issued at a price of $1.25 per share based upon management's perceived increase in value of the shares of common stock as related to an increase in scope and scale of business activitiy and were issued on approximately February 22, 2007. An additional 52,500 shares were issued on July 1, 2007.

On June 30, 2007, we entered into the Stock Purchase Agreement PMC, pursuant to which we issued 50,000 shares of our restricted common stock in exchange for all of the issued and outstanding shares of common stock of BPMC. Thus, BPMC is our wholly-owned subsidiary.

FISCAL YEAR ENDED DECEMBER 31, 2008

As of the date of this Registration Statement, we have issued an aggregate of 5,060,000 shares of our restricted common stock during the current fiscal year. Of the 5,000,010 shares, 5,000,000 shares were issued to our President/Chief Executive Officer, Dino Luzzi, at $0.10 per share in accordance with the terms and provisions of the Settlement Agreement. The 5,000,000 shares were issued in reliance upon the transactional exemption under Section 4(2) of the Securities

Act. The per share price of the shares was arbitrarily determined by our Board of Directors based upon analysis of certain factors including, but not limited to, stage of development, industry status, investment climate, perceived investment risks, our assets and net estimated worth. See "Item 7. Certain Relationships and Related Transactions and Director Independence - Settlement Agreement."

The 10,000 shares were issued to one of our consultants at $0.10 per share for services performed in Europe. The per share price of the shares was arbitrarily determined by our Board of Directors based upon analysis of certain factors including, but not limited to, stage of development, industry status, investment climate, perceived investment risks, our assets and net estimated worth.

The 50,000 shares were issued to Mr. Cioffi, our Chief Financial Officer, at $0.10 per share as a signing bonus in accordance with the terms and provisions of the consulting services agreement. The per share price of the shares was arbitrarily determined by our Board of Directors based upon analysis of certain factors including, but not limited to, stage of development, industry status, investment climate, perceived investment risks, our assets and net estimated worth. See "Item 6. Executive Compensation - Employment Agreements."

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 100,000,000 shares of common stock with a par value of $0.001 per share and 20,000,000 shares of "blank check" preferred stock with a par value of $0.001. As of the date of this Registration Statement, there are 13,716,000 shares of our common stock issued and outstanding. There are no shares of preferred stock issued and outstanding.

Upon liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share rateably in all net assets available for distribution to common stockholders after payment to secured convertible promissory note holders and creditors. The common stock is not convertible or redeemable and has no pre-emptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our Board of Directors may from time to time determine. In the event of a merger or consolidation all holders of common stock will be entitled to receive the same per share consideration.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our directors and officers are indemnified as provided by the Delaware Revised Statutes, as amended, our Articles of Incorporation and our Bylaws.

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

RESULTS OF OPERATION


                                        Fiscal Year Ended   Fiscal Year Ended
                                        December 31, 2007   December 31, 2006


                Revenues                     $809,776           $225,569
                Gross Income                 $542,001           $225,569
                Net Income (Loss)           ($289,798)         ($386,036)
                Loss Per share                 ($0.04)            ($0.05)


FISCAL YEAR ENDED DECEMBER 31, 2007 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2006.

Our net operational losses during fiscal year ended December 31, 2007 were ($289,798) compared to ($386,036) during fiscal year ended December 31, 2006 (a decrease of $96,238 or 24.9%). During fiscal year ended December 31, 2007, we generated $809,776 in gross revenues compared to $225,569 in gross revenues for fiscal year ended December 31, 2006 (an increase of $584,207 or 258.9%). Cost of sales was $267,775 in fiscal year ended December 31, 2006 compared to $-0- in fiscal year ended December 31, 2006. This resulted in gross profit of $542,001 during fiscal year ended December 31, 2007 compared to gross profit of $225,569 during fiscal year ended December 31, 2006. The acquisition of Big Pants and a focused increase in marketing strategy and utilization of our website sites by the medical profession is responsible for the rise in sales and gross profit in 2007.

During fiscal year ended December 31, 2007, we recorded operating expenses of $829,021 compared to operating expenses of $609,623 during fiscal year ended December 31, 2006 (an increase of $219,398 or 59.4%). Operating expenses consisted of:: (i) $603,658 (2006: $493,897) in general and administrative; (ii) $210,054 (2006: $72,076) in consulting; (iii) $12,485 (2006: $40,000) in legal and accounting; and (iv) $2,824 (2006: $3,650) in depreciation and amortization. During fiscal year ended December 31, 2007, we also incurred $2,778 in interest expense compared to $1,982 incurred during fiscal year ended December 31, 2006. Operating expenses increased during fiscal year ended December 31, 2006 as compared to fiscal year ended December 31, 2006 due to an increase in general and administrative expenses related to the acquisition of Big Pants and legal and accounting expenses due to increased scale and scope of business activity.

The net loss for fiscal year ended December 31, 2007 was ($289,798) compared to a loss of ($386,036) for 2006. The decrease in net loss was primarily due to the increase in gross revenues. The basic loss per share was ($0.04) for fiscal year ended December 31, 2007 compared to a basic loss per share of ($0.05) for fiscal year ended December 31, 2006. For fiscal year ended December 31, 2007, the weighted average number of shares outstanding was 8,076,055 compared to 7,860,075 at December 31, 2006.

THREE-MONTH PERIOD ENDED MARCH 31, 2008 COMPARED TO THREE-MONTH PERIOD ENDED MARCH 31, 2007.

Our net operational losses during the three-month period ended March 31, 2008 were ($71,261) compared to a net profit of $16,538 during the three-month period ended March 31, 2007 (an increase of $52,223 or 295.0%). During the three-month period ended March 31, 2008, we generated $111,096 in gross revenues compared to $119,608 in gross revenues for the three-month period ended March 31, 2007 (a slight decrease of $8,512 or 7.1%). Cost of sales was $26,875 during the three-month period ended March 31, 2008 compared to $552 during the three-month period ended March 31, 2007. This resulted in gross profit of $84,221 during the three-month period ended March 31, 2008 compared to gross profit of $119,056 during the three-month period ended March 31, 2007.

During the three-month period ended March 31, 2008, we recorded operating expenses of $155,482 compared to operating expenses of $101,018 during the three-month period ended March 31, 2007 (an increase of $54,464 or 53.9%). Operating expenses consisted of:: (i) $134,747 (2007: $84,821) in general and administrative; (ii) $14,380 (2007: $14,000) in consulting; (iii) $5,650 (2007:
$1,585) in legal and accounting; and (iv) $706 (2007: $612) in depreciation and amortization. During the three-month period ended March 31, 2008, we did not incur any interest expense (2007: $1,500) but incurred compensatory element of stock in the amount of $450,000 (2007: $-0-). Operating expenses increased during the three-month period ended March 31, 2008 as compared to the three-month period ended March 31, 2007 due to an increase in general and administrative expenses and legal and accounting fees related to the preparation and filing of our Registration Statement.

The net loss for the three-month period ended March 31, 2008 was ($521,261) compared to a net profit of $16,538 for the three-month period ended March 31, 2007. The increase in net loss was primarily due to the recording of the $450,000 in compensatory element of stock and the decrease in gross revenues. The basic loss per share was ($0.04) for the three-month period ended March 31, 2008 compared to a basic loss per share of ($0.00) for the three-month period ended March 31, 2007. For the three-month period ended March 31, 2008, the weighted average number of shares outstanding was 13,226,000 compared to 7,860,075 at the three-month period ended March 31, 2007.

LIQUIDITY AND CAPITAL RESOURCES

FOR FISCAL YEAR ENDED DECEMBER 31, 2007

As at December 31, 2007, our current assets were $90,752 and our current liabilities were $715,931, which resulted in a working deficit of $625,179. As at December 31, 2007, total assets were $209,171 consisting of: (i) $2,306 in cash; (ii) $88,446 in accounts receivable; (iii) $25,776 in property and equipment, net of depreciation; (iv) $2,444 in security deposit; (v) $5,200 in intangible assets net of amortization of $26,099; and (vi) $85,000 in goodwill.

As at December 31, 2007, total liabilities were comprised of (i) $693,836 in accounts payable and accrued expenses; (ii) $8,365 in current portion of capital lease; (iii) $6,615 in notes payable to shareholder; and (iv) $7,115 in bank overdraft.

Stockholders' Equity (Deficit) increased from ($487,633) at December 31, 2006 to ($506,760) at December 31, 2007.

Net cash provided by operating activities during fiscal year ended December 31, 2007 was $280,261 compared with net cash used in operating activities of ($39,955) during fiscal year ended December 31, 2006. Cash flows provided by operating activities during fiscal year ended December 31, 2007 consisted primarily of a net loss of ($289,798), with changes in accounts receivable of ($73,071) and in accounts payable and accrued expenses of $357,796, and adjustments to reconcile net loss of $285,875 for common stock issued for services, $2,824 for depreciation and amortization and $3,750 for returned stock.

Cash flows used in investment activities during fiscal year ended December 31, 2007 was ($86,907) compared with ($2,127) during fiscal year ended December 31, 2006 for investment in subsidiary and acquisition of furniture and equipment.

Net cash used in financing activities was ($195,716) during fiscal year ended December 31, 2007 compared with net cash provided by financing activities of $46,750 during fiscal year ended December 31, 2006. Net cash flow from financing activities consisted of ($187,549) in repayments of loan payable to shareholder and ($8,167) in repayments of capital lease.

FOR THREE-MONTH PERIOD ENDED MARCH 31, 2008

As at March 31, 2008, our current assets were $61,751 and our current liabilities were $272,620 ,785, which resulted in a working deficit of $164,034. As at March 31, 2008, total assets were $174,599 consisting of: (i) $2,899 in cash; (ii) $58,851 in accounts receivable; (iii) $25,395 in property and equipment, net of depreciation; (iv) $2,454 in security deposit; and (v) $85,000 in goodwill.

As at March 31, 2008, total liabilities were comprised of (i) $197,004 in accounts payable and accrued expenses; (ii) $8,266 in current portion of capital lease; (iii) $7,115 in notes payable to shareholder; (iv) $20,235 in bank overdraft; and (v) $40,000 in note payable.

Stockholders' Equity (Deficit) decreased from ($506,760) at December 31, 2007 to ($98,021) at March 31, 2008.

Net cash used in operating activities during the three-month period ended March 31, 2008 was ($46,907) compared with net cash provided by operating activities of $100,664 during the three-month period ended March 31, 2007. Cash flows used in operating activities during the three-month period ended March 31, 2008 consisted primarily of a net loss of ($521,261), with changes in accounts payable and accrued expenses of $43,883 and in bank draft of ($20,235), and adjustments to reconcile net loss of $450,000 for common stock issued for services and $706 for depreciation and amortization.

Net cash provided by financing activities was $47,500 during the three-month period ended March 31, 2008 compared with net cash used in financing activities of ($104,133) during the three-month period ended March 31, 2007. Net cash flow from financing activities consisted of $7,500 in proceeds from loans payable - shareholder and $40,000 in proceeds from sale of common stock.

PLAN OF OPERATION

Although we believe that we will achieve profitable operations in the future, there can be no assurance that our revenue, margins, and profitability will increase, or be sufficient to support our operations in the long term. We expect we will need to raise additional capital to meet short and long-term operating requirements. We believe that private placements of equity capital and debt financing may be adequate to fund our long-term operating requirements. We may also encounter business endeavors that require significant cash commitments or unanticipated problems or expenses that could result in a requirement for additional cash. If we raise additional funds through the issuance of equity or convertible debt securities other than to current shareholders, the percentage ownership of our current shareholders would be reduced, and such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective business endeavors or opportunities, which could significantly and materially restrict our business operations. We are continuing to pursue external financing alternatives to improve our working capital position and to grow the business to the greatest possible extent.

MATERIAL COMMITMENTS

As of the date of this Registration Statement, we are not party to any significant material commitments for fiscal year 2008 other than the promissory note as disclosed below.

On approximately January 25, 2008, we issued a promissory note to T. Peter & Company ("T. Peter") in the principal amount of $100,000.00 (the "Note"). In accordance with the terms and provisions of the Note, the principal amount shall bear interest at a rate of 8 1/2 % per annum, with accrued interest payable on the 15th day of each month starting March 15, 2008. The Note is due in full on December 31, 2008 and is secured by all of our assets and convertible into 1,000,000 shares of our common stock at $0.10 per share.

OFF BALANCE SHEET ARRANGEMENTS

As of the date of this Registration Statement, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term "off-balance sheet arrangement" generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

CONTROLS AND PROCEDURES

An evaluation was conducted under the supervision and with the participation of our management, including Dino Luzzi, our President/Chief Executive Officer and interim Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2007 and March 31, 2008. Based on that evaluation, Mr. Luzzi concluded that our disclosure controls and procedures were effective as of such date to ensure that information required to be disclosed in this Registration Statement filed under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Such officer also confirms that there was no change in our internal control over financial reporting during the year ended December 31, 2007 and March 31, 2008 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

ITEM 14. CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

During November 2008, our Board of Directors approved and authorized the engagement of Moore & Associates, Chtd. Accountants, 2675 S. Jones Blvd., Suite 109, Las Vegas, Nevada 89146.

ITEM 15. FINANCIAL STATEMENTS AND EXHBITS

FINANCIAL STATEMENT INDEX
_____

Report of Independent Registered Public Accounting Firm dated
  April 2, 2008                                                             F-1
Consolidated Balance Sheets December 31, 2007 and December 31,
  2006                                                                      F-2
Consolidated Statements of Operations December 31, 2007 and
  December 31, 2006                                                         F-3
Consolidated Statement of Stockholders' Deficit Inception through
  Decmber 31, 2007                                                          F-4
Consolidated Statements of Cash Flows December 31, 2007 and
  December 31, 2006                                                         F-5
Notes to Financial Statements                                         F-6 - F-17

Consolidated Balance Sheets March 31, 2008 and March 31, 2007               F-18
Consolidated Statements of Operations March 31, 2008 and March
  31, 2007                                                                  F-19
Consolidated Statements of Cash Flows March 31, 2008 and March 31,
  2007                                                                      F-20
Notes to Financial Statements                                        F-21 - F-30


The following exhibits are filed with this Registration Statement on Form 10:

  EXHIBIT NUMBER                      DESCRIPTION OF EXHIBIT
        3.1          Articles of Incorporation, as amended (1)
       3.1.1         Certificate of Amendment to Articles of Incorporation (1)
        3.2          Bylaws (1)
        3.4          Ethics Charter (1)
        4.1          Designation of Series of Preferred Stock

       10.1 Stock Purchase Agreement between Medivisor, Inc. and Big Pants Media Corp. dated June 30, 2007. (1)
       10.2 Master Agent Agreement between Wellscape LLC and Medivisor, Inc. dated February 11, 2005. (1)
       10.3 Heads of Agreement dated October 22, 2007 between Medivisor, Inc. and Cura Pharmaceuticals Co. Inc. (1)
       10.4 Heads of Agreement dated December 12, 2007 between Medivisor, Inc. and Cua Pharmaceuticals Co. Inc. (1)
       10.5 Agreement between Medivisor, Inc. and Geopharma Inc. dated September 20, 2006. (1)
       10.6 Agreement between Medivisor, Inc. and Cura Pharmaceutical Inc. dated February 28, 2006. (1)
       10.7 Consulting Agreement between Medivisor, Inc. and Furshpan Associates dated August 2, 2007. (1)
       10.8 Consultant Agreement between Medivisor, Inc. and L. Lorenzo Williams dated October 24, 2007. (1)
       10.9 Consulting Agreement between Medivisor, Inc. and Arie Ben Nun dated October 2007. (1)
       10.10 Consulting Agreement between Medivisor, Inc. and Demontis, Palmese, Leoni, DiCapua dated January 1, 2006. (1)
       10.11         Consulting Agreement between Medivisor,  Inc. and Mottola &
                     Associates, Inc. dated January 1, 2005. (1)
       10.12         Consulting  Agreement between  Medivisor,  Inc. and Vincent
                     Butta dated July 15, 2004. (1)
       10.13 Consultant Agreement between Medivisor, Inc. and Alessandro Raneri dated January 2, 2003. (1)
       10.14         Lockup/Leak  Out  Agreement  between  Medivisor,  Inc.  and
                     Candido Dino Luzzi dated January 1, 2005. (1)
       10.15         Lockup/Leak Out Agreement between Medivisor, Inc. and Wayne
                     Wertheim dated January 1, 2005. (1)
       10.16         Lockup/Leak  Out  Agreement  between  Medivisor,  Inc.  and
                     Prudence Ferrone dated January 1, 2005. (1)
       10.16         Executive Services  Agreement between  Medivisor,  Inc. and
                     Candido Dino Luzzi dated January 1, 2006. (1)
       10.17         Consulting  Agreement  between  Medivisor,  Inc. and Cioffi
                     Business Management Services dated February 29, 2008. (1)
       10.18         2007 Stock Option Plan (1)
       10.19         Note

(1)  Filed with the Form 10-SB Registration  Statement of Medivisor,  Inc. filed
     with  the  Securities  and  Exchange   Commission  on  March  7,  2008  and
     incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                MEDIVISOR, INC.


DATE:  JULY 21, 2008                            BY: /s/ DINO LUZZI
                                                    __________________________
                                                       DINO LUZZI, PRESIDENT/CEO


DATE:  JULY 21, 2008                            BY: /s/ DARREN CIOFFI
                                                    _________________________
                                                       DARREN CIOFFI, CFO

FINANCIAL STATEMENT INDEX
_____

Report of Independent Registered Public Accounting Firm dated
  April 2, 2008                                                             F-1
Consolidated Balance Sheets December 31, 2007 and December 31,
  2006                                                                      F-2
Consolidated Statements of Operations December 31, 2007 and
  December 31, 2006                                                         F-3
Consolidated Statement of Stockholders' Deficit Inception through
  Decmber 31, 2007                                                          F-4
Consolidated Statements of Cash Flows December 31, 2007 and
  December 31, 2006                                                         F-5
Notes to Financial Statements                                         F-6 - F-17

Consolidated Balance Sheets March 31, 2008 and March 31, 2007               F-18
Consolidated Statements of Operations March 31, 2008 and March
  31, 2007                                                                  F-19
Consolidated Statements of Cash Flows March 31, 2008 and March 31,
  2007                                                                      F-20
Notes to Financial Statements                                        F-21 - F-30

MOORE & ASSOCIATES, CHARTERED
     ACCOUNTANTS AND ADVISORS
          PCAOB REGISTERED


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


TO THE BOARD OF DIRECTORS
MEDIVISOR, INC.


We have audited the accompanying consolidated balance sheets of Medivisor, Inc. as of December 31, 2007 and December 31, 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2007 and December 31, 2006 and since inception on January 15, 2002 through December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medivisor, Inc. as of December 31, 2007 and December 31, 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2007 and December 31, 2006 and since inception on January 15, 2002 through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has accumulated deficit of $953,813, which raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MOORE & ASSOCIATES, CHARTERED
_________________________________
Moore & Associates Chartered
Las Vegas, Nevada
April 2, 2008

               2675 S. JONES BLVD. SUITE 109, LAS VEGAS, NV 89146
                       (702) 253-7499 FAX (702) 253-7501




                                 MEDIVISOR, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                       December 31,       December 31,
                                                          2007              2006
                                                       ___________        ___________
                                     ASSETS

Current Assets
      Cash                                             $     2,306        $     4,668
      Accounts Receivable                                   88,446             15,375
                                                       ___________        ___________
      Total Current Assets                                  90,752             20,043
                                                       ___________        ___________
      Property and Equipment, net                           30,976             27,301
      Security Deposit                                       2,444              2,444
      Goodwill                                              85,000                  -
                                                       ___________        ___________
Total Assets                                           $   209,171        $    49,788
                                                       ===========        ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

      Bank Overdraft                                   $     7,115        $         -
      Accounts Payable and Accrued Expenses                693,836            333,340
      Current Portion of Capital Lease                       8,365              5,508
      Notes Payable - Shareholder                            6,615            187,549
                                                       ___________        ___________
      Total Current Liabilities                            715,931            526,397

      Capital Lease, less Current Portion                        -             11,024
                                                       ___________        ___________
      Total Liabilities                                    715,931            537,421

Stockholders' Equity
      Preferred Stock, authorized 5,000,000
      shares, par value $0.001, none issued
      and outstanding.                                           -                  -
      Common Stock, authorized 20,000,000 shares,
       par value $0.001, issued and outstanding on
      December 31, 2007 and December 31, 2006
       is 8,216,000 and 7,938,500 respectively               8,227              7,939
      Additional Paid-in Capital                           900,944            611,346
      Retained Deficit                                  (1,415,931)        (1,106,918)
                                                       ___________        ___________
      Total Stockholders' Equity                          (506,760)          (487,633)
                                                       ___________        ___________
Total Liabilities and Stockholders' Equity                 209,171             49,788
                                                       ===========        ===========


        The accompanying notes are an integral part of these statements


                                 MEDIVISOR, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                             Year              Year
                                             Ended             Ended
                                         December 31,      December 31,
                                             2007              2006
                                         ____________      ____________

Income
      Revenues                             $ 809,776         $ 225,569

      Cost of Sales                          267,775                 -
                                          __________        __________

      Gross Income/(Loss)                    542,001           225,569

Operating Expenses
      General and Administrative             603,658           493,897
      Legal and Accounting                    12,485            40,000
      Consulting                             210,054            72,076
      Depreciation and Amortization            2,824             3,650
                                          __________        __________

      Total Costs and Expenses              829,021            609,623
                                          __________        __________

      Operating Loss                        (287,020)         (384,054)
                                          __________        __________

Other Expenses
      Interest Expense                         2,778             1,982

Net Income/(Loss) from Operations         $ (289,798)       $ (386,036)
                                          ==========        ==========

Basic and Diluted
      (Loss) per Share                    $    (0.04)       $    (0.05)
                                          __________        __________

Weighted Average
   Number of Shares                        8,076,055         7,860,075
                                          __________        __________


        The accompanying notes are an integral part of these statements




                   MEDIVISOR, INC.

   Consolidated Statement of Stockholders' Deficit


From January 15, 2002 (Inception) to December 31, 2007)

                                          Common Stock                                                             Total
                                      _____________________      Paid in      Subscriptions       Retained         Equity/
                                       Shares       Amount       Capital       Receivable         (Deficit)       (Deficit)
                                      _________     _______     _________     _____________     ____________     __________

Balance, December 31, 2002            5,030,000     $ 5,030     $  19,090       $      -        $   (110,344)    $  (86,224)

Common Shares issued for Services        10,000          10            30                                                40

Net (Loss)                                                                                           (42,102)       (42,102)
                                      _________     _______     _________       ________        ____________     __________

Balance, December 31, 2003            5,040,000       5,040        19,120              -            (152,446)      (128,286)

Common Shares issued for Services        55,000          55         8,195                                             8,250

Common Shares issued for Cash           311,000         311       310,689        (30,000)                           281,000

Net (Loss)                                                                                          (215,834)      (215,834)
                                      _________     _______     _________       ________        ____________     __________

Balance, December 31, 2004            5,406,000       5,406       338,004        (30,000)           (368,280)       (54,870)

Common Shares issued for Services        47,500          48         7,077                                             7,125

Common Shares issued for Cash           210,000         210       209,790         30,000                            240,000

Net (Loss)                                                                                          (352,602)      (352,602)
                                      _________     _______     _________       ________        ____________     __________

Balance, December 31, 2005            5,663,500       5,664       554,871              -            (720,882)      (160,347)

Common Shares to Founder              2,000,000       2,000        18,000                                            20,000

Common Shares issued for Service        275,000         275        38,475                                            38,750

Net (Loss)                                                                                          (386,036)      (386,036)
                                      _________     _______     _________       ________        ____________     __________

Balance, December 31, 2006            7,938,500       7,939       611,346              -          (1,106,918)      (487,633)

Common Shares issued for Service        100,000         100        13,900                                            14,000
Acquisition of Big Pants                 50,000          50        86,950                            (22,965)        64,035
Common Shares issued for Service        152,500         153       190,472                                           190,625
Cancled Shares                          (25,000)        (25)       (3,725)                             3,750              -
Common Shares issued for Service         10,000          10         2,001
Net Profit/(Loss)                                                                                   (289,798)      (289,798)
                                      _________     _______     _________       ________        ____________     __________

Balance, December 31, 2007            8,226,000     $ 8,227     $ 900,944       $      -        $ (1,415,931)    $ (506,760)
                                      =========     =======     =========       ========        ============     ==========

        The accompanying notes are an integral part of these statements



                                 MEDIVISOR, INC.

                      Consolidated Statements of Cash Flows

                                                                     Year               Year
                                                                     Ended              Ended
                                                                 December 31,       December 31,
                                                                     2007               2006
                                                                 ____________       ____________

Operating Activities
      Net (Loss)                                                  $ (289,798)        $ (386,036)
      Adjustments to reconcile Net (Loss)
         Common Stock issued for Services                            285,875             58,750
         Returned stock                                                3,750                  -
         Depreciation and Amortization                                 2,824              3,650
      Changes in Operating Assets and Liabilities
         (Increase)/Decrease in Accounts Receivable                  (73,071)           (15,375)
         (Increase) in Bank overdraft                                 (7,115)                 -
         Increase/(Decrease) in Accounts Payable
           and Accrued Expenses                                      357,796            299,056
                                                                  __________         __________

      Net Cash Provided by Operating Activities                      280,261            (39,955)
                                                                  __________         __________

Investment Activities
      Acqusition of Furniture and Equipment                           (1,462)            (2,127)
      Investment in Subsidiary                                       (85,445)                 -
                                                                  __________         __________

      Net Cash (Used) by Investment Activities                       (86,907)            (2,127)
                                                                  __________         __________

Financing Activities
      Proceeds from Loans Payable - Shareholder                            -             18,000
      Repayments of Loans Payable - Shareholder                     (187,549)                 -
      Repayments of Capital Lease                                     (8,167)                 -
      Decrease/(Increase) in Deferred Stock Offering Costs                 -             28,750
      Proceeds from sale of Common Stock                                   -                  -
                                                                  __________         __________

      Net Cash Provided by Financing Activities                     (195,716)            46,750
                                                                  __________         __________

Net Increase (decrease) in Cash                                       (2,362)             4,668

Cash, Beginning of Period                                              4,668                  -
                                                                  __________         __________

Cash, End of Period                                               $    2,306         $    4,668
                                                                  ==========         ==========

Supplemental Information:
      Interest Paid                                               $      394         $    1,982
      Income Taxes Paid                                           $        -         $        -


        The accompanying notes are an integral part of these statements


                                 MEDIVISOR, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (December 31, 2007 and 2006)


NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Medivisor, Inc. (the "Company") was incorporated on January 15, 2002 under the laws of the State of Delaware. The Company provides medical information to healthcare professionals, primarily physicians, through its websites using inter-active, informational, video and graphic presentations. The Company also intends to offer website services to various industries seeking direct access to physicians, including providers of continuing medical education courses; sponsors of medical conferences and seminars; and pharmaceutical companies, using an online marketing format known as e-detailing.

On July 1, 2007 the Company exercised a stock exchange purchase agreement wherein it exchanged 50,000 shares valued at $85,000 for all the issued and outstanding shares of Big Pants Media Corp a New York corporation. The purchase does not constitute a change of control and Big Pants Media Corp will be operated as a wholly-owned subsidiary, see note 4 for details. These statements have been consolidated to reflect the operations of the Company and its subsidiary.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company does not have significant collection history with its customers. However, where the Company is aware of circumstances that may impair a specific customer's ability to pay, the Company will reduce the receivable to net realizable value by recording an appropriate allowance. At December 31, 2007 and December 31, 2006 no allowance for doubtful accounts was required.

REVENUE RECOGNITION

Revenues are recognized as services are performed in accordance with the terms of customer contracts. Customer advances for future website presentations and data collection services are deferred and recognized as the services contracted for have been performed. Costs directly related to the development and data collection services, which include but are not limited to subcontractors, domain acquisition, and other costs directly related, are included in the cost of goods sold.

INTANGIBLE ASSETS

SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS No. 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life.

An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS No. 142. SFAS No. 142 was required to be applied in 2002 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS No. 142 also requires the Company to complete a transitional goodwill impairment test within six months from the date of adoption. The Company was also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS No. 142. The Company's adoption of SFAS No. 142 did not have a significant impact on its consolidated financial position and results of operations. We perform our annual test at the Company's year end of December 31.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at December 31, 2007 and December 31, 2006.

ADVERTISING COSTS

Advertising costs are expensed as incurred. For the years ended December 31, 2007 and 2006 advertising expense were $98,297 and $42,139respectively.

CONCENTRATIONS

For the year ended December 31, 2007, two customers accounted for 69% and 17% of revenue, respectively. For the year ended December 31, 2006, the Company generated revenues from three customers representing 68%, 16% and 16% of total revenue, respectively.

WEBSITE DEVELOPMENT COSTS

Costs associated with developing a website are recognized in accordance with the American Institute of Certified Public Accountants Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use; and EITF No. 00-2, "Accounting for Website Development Costs." Costs associated with the website consist primarily of software purchased and customized for internal use. These costs are capitalized and are amortized based on their estimated useful life of three years. Costs incurred to update graphics and enter initial product data are expensed as incurred. At December 31, 2007, these costs have been fully amortized.

DEFERRED STOCK OFFERING COSTS

Costs incurred in connection with the Company's proposed common stock offering have been deferred and will be charged against paid-in capital in the event the offering is successful, or expensed if the offering is not successful. At December 31, 2006 these costs have been expensed.

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carry forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

STOCK-BASED COMPENSATION

The Company has adopted SFAS No. 123 "Accounting for Stock Based Compensation" which requires it to recognize stock awards granted to employees and non-employees as compensation expense based on the fair market value of the stock award or fair market value of the goods or services received, whichever is more reliably measurable.

USE OF ESTIMATES

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could vary from the estimates that were used.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company regularly reviews long-lived assets for indicators of impairment. Management's judgments regarding the existence of impairment indicators are based on performance. Future events could cause management to conclude that impairment indicators exist and that the value of long-lived assets is impaired. When events or circumstances indicate that the carrying amount of an asset may not be recoverable, the fair value of the asset is compared to its carrying value. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its estimated fair value.

LOSS PER COMMON SHARE

Basic loss per share is computed by dividing the net loss by the weighted average number of shares outstanding during the period. Basic loss per share also excludes any dilutive effect of warrants. Diluted net loss per share does not include warrants, as they are anti-dilutive.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The Company commenced operations in the first quarter of 2003. Since inception, it has incurred losses and negative cash flows from operations. The Company has been dependent upon external financing, including private sales of securities and borrowings from its CEO to fund operations. As of December 31, 2007 the Company had an accumulated deficit of $1,415,931. This raises doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

Management continues to seek additional funding. There is no assurance that its efforts will be successful, or that the Company will be able to obtain additional debt or equity financing on terms acceptable to the Company. Failure to raise needed funds on satisfactory terms could have a material adverse impact on the Company's business, operating results or financial condition.

NOTE 4 - ACQUSITION OF SUBSIDIARY

On July 1, 2007 the company executed the stock exchange purchase of Big Pants Media Corp (Big Pants) through the issue of 50,000 commons shares valued at $85,000 in exchange for all of the issued and outstanding shares of Big Pants. Big Pants is a website and design company that compliments Medivisor's existing offerings. There was no change of control and the company will operated Big Pants as a wholly-owned subsidiary. Following is a summary of that transaction:


                                          Medivisor        Big Pants                             Consolidated
                                           July 1,          July 1,        Acqusition              July 1,
                                            2007             2007          Adjustments               2007
                                         ___________       _________       ___________           ____________

ASSETS
Cash                                     $    50,138       $       -                             $    50,138
Property and Equipment, net                   26,071               -                                  26,071
Security Deposit                               2,444               -                                   2,444
Investment in Big Pants                            -               -         85,000 (a)               85,000
                                         ___________       _________                             ____________

Total Assets                             $    78,653       $       -                             $   163,653
                                         ===========       =========                             ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accrued Payable                          $   489,960       $     445                                 490,405
Capital Lease                                 12,399               -                                  12,399
Notes Payable - Shareholder                   62,547               -                                  62,547
                                         ___________       _________                             ____________

Total Liabilities                            564,906             445                                 565,351

Stockholders' Equity:
Common Stock                                   8,039           2,000         (1,950)(a)(b)             8,089
Additional Paid-in Capital                   625,246                         84,505 (a)              709,751
Subscriptions Receivable                           -          (2,000)         2,000 (b)                    -
Retained Deficit                          (1,119,538)           (445)           445 (a)           (1,119,538)
                                         ___________       _________                             ____________

Total Stockholders' Equity                  (486,253)           (445)                               (401,698)
                                         ___________       _________                             ____________

Total Liabilities and Equity             $    78,653       $       -                             $   163,653
                                         ===========       =========                             ===========


(a) On July 1, 2007 the Company issued 50,000 common shares of its $0.001 par value stock valued at $85,000 to acquire Big Pants Corp. with a net negative equity of $445.
(b) The $2,000 value of Big Pants stock was eliminated by writing off the subscriptions receivable.


NOTE 5 - CONSOLIDATION

Following is a consolidation of operation activity of the parent company and its subsidiary:

                              Medivisor     Big Pants     Consolidation
                              _________     _________     _____________

Income
     Revenues                 $ 356,214     $ 232,944       $ 589,158

     Cost of Sales                    -        62,779          62,779
                              _________     _________       _________

     Gross Income/(Loss)        356,214       170,165         526,379

Operating Expenses
     General and
        Administrative          220,666         7,177         227,843

     Legal and Accounting         3,835             -           3,835

     Consulting                 205,289             -         205,289

     Interest Expense               394             -             394

     Depreciation and
        Amortization              1,842             -           1,842
                              _________     _________       _________


     Total Expenses             432,026         7,177         439,203
                              _________     _________       _________

Net Income/(Loss) from
   Operations                 $ (75,812)    $ 162,988       $  87,176
                              =========     =========       =========


NOTE 6 - PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is computed using the Straight-line method over the estimated useful life of the assets of three, five and seven years.

                                               31-DEC-07             31-DEC-06
     Furniture and Equipment
          under Capital Lease - SL 3yr          $24,794               $24,794
     Office Equipment - SL 3 yr                   3,609                 3,609
     Leasehold improvements -SL 3 yr              2,710                 2,710
                                                _______               _______
     Total Fixed Assets                          31,113                31,113

     Less: Accumulated Depreciation              (5,656)               (3,814)
                                                _______               _______
     Property and Equipment, Net                $25,457               $27,301
                                                 ======               =======

NOTE 7 - LEASES

OPERATING LEASES

The Company conducts its operations in an office located in Huntington Station, New York under a three-year operating lease. The lease provides for the payment of monthly base rent of $2,444, 3% annual increases in base rent and a pro rata share of real estate taxes. The landlord has also granted certain rent concessions during the first year of the lease. The lease contains a two-year renewal option at an increase of 3% per year over the prior years rent. The Company has also entered into a thirty-six month lease for the use of computer equipment at a monthly rent of $186. The Company's CEO has personally guaranteed both lease obligations.

The following is a schedule of minimum lease payments for non-cancelable operating leases as of December 31, 2006

            Year ending
            December 31,
                2006                  32,585
                2007                  26,133
                                     _______
                Total                $58,718
                                     =======

CAPITAL LEASES

The Company has entered into a capital lease for the use of office furniture and equipment. The cost of the leased assets is $24,269. Payments are $499 per month, including interest imputed at 8.5% per annum. Future minimum payments under the lease as of December 31, 2006 are as follows:

            Year ending
            December 31,
                2006                   5,508
                2007                   5,508
                2008                   5,508
                2009                   3,672
                                     _______
                Subtotal             $20,196
                Less Interest         (3,815)
                                     _______
                Present Value of
                   Minimum Payments  $16,381
                                     =======

The Company's CEO has personally guaranteed the lease obligation.

NOTE 8 - PROVISION FOR INCOME TAXES

The Company provides for income taxes under Statement of Financial Accounting Standards NO. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company's opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is $190,722, which is calculated by multiplying a 22% estimated tax rate by the items making up the deferred tax account, the estimated NOL of $866,918. The total valuation allowance is a comparable $190,722.

The provision for income taxes is comprised of the net changes in deferred taxes less the valuation account plus the current taxes payable as shown in the chart below for the years ended December 31, 2006 and 2005:

     December 31,                          2006              2005
     ____________                        ________          ________

     Deferred Tax Asset                  $ 32,128          $ 77,572
     Less: Valuation Allowance            (32,128)          (77,572)
                                         ________          ________
     Net Current Deferred Tax Asset      $      0          $      0
                                         ========          ========

Below is a chart showing the federal net operating losses and the years in which they will expire:

     Year                                 Amount            Expiration
     ____                                ________           __________

     2002                                $110,344              2022
     2003                                  42,102              2023
     2004                                 215,834              2024
     2005                                 352,602              2025
     2006                                 146,036              2026
                                         ________
     Total NOL                           $866,918
                                         ========


NOTE 9 - NOTE PAYABLE - STOCKHOLDER

The note payable from the Company's CEO/stockholder bears interest at 6% per annum and is due on demand. Through December 31, 2007 the Company outstanding balance to this related party is $6,615.

NOTE 10 - ACCRUED OFFICER COMPENSATION

The Accrued Office Compensation of $420,000 as of September 30, 2007 represents the accrual of the approved $240,000 annual salary of the CEO from January 1, 2006 to the present. The Board approved salary to be payable when funds become available. The Compensation has been accrued and is included with accounts payable and accrued expenses as of December 31, 2007. On January 18, 2008, we entered into a settlement agreement with Mr. Luzzi, our President/Chief Executive Officer (the "Settlement Agreement"). In accordance with the terms and provisions of the Settlement Agreement: (i) we acknowledged that Mr. Luzzi has provided certain managerial and consulting services to us under the Executive Services Agreement; (ii) we incurred an aggregate of $480,000.00 (the "Debt") to Mr. Luzzi relating to the performance of such services under the Executive Services Agreement; (iii) we agreed to settle the Debt by issuance of an aggregate of 5,000,000 shares of our restricted common stock at the rate of $0.10 per share (which amount is based upon the average of the open and close price of our shares of common stock traded on the Pink Sheets during January 2008; and (iv) Mr. Luzzi agreed to convert the Debt and accept the issuance of the 5,000,000 shares of restricted common stock as full and complete satisfaction of the Debt. See "Item 10, Recent Sales of Unregistered Securities
- Fiscal Year Ended December 31, 2008."


NOTE 11 - STOCKHOLDERS' EQUITY

The Company follows SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes accounting and reporting standards for stock-based employee compensation plans. This statement allows companies to choose between the fair value-based method of accounting as defined in this statement and the intrinsic value-based method of accounting as prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees."

The Company has elected to continue to follow the accounting guidance provided by APB 25, as permitted for stock-based compensation relative to the Company's employees. Stock and options granted to other parties in connection with providing goods and services to the Company are accounted for under the fair value method as prescribed by SFAS 123.

In December 2002, the Financial Accounting Standard Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of SFAS Statement No. 123". This statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS No.148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 also requires that those effects be disclosed more prominently by specifying the form, content, and location of those disclosures. The Company adopted the increased disclosure requirements of SFAS No. 148 during the year ended December 31, 2007.

                                                         For the Year
                                                             Ended
                                                         December 31,
                                                  ___________________________
                                                     2007             2006
                                                  __________       __________

Net loss applicable to common stockholders,
As reported                                       $ (289,798)      $ (386,036)

Add:  stock-based employee compensation
expense included in reported net loss
applicable to common stockholders                     13,900              ---

Less:  total stock-based employee
compensation expense determined
under the fair value-based method of
all awards                                           (13,900)            ----
                                                  __________       __________
Proforma Net Loss Applicable to Common
Stockholders                                      $ (289,798)      $ (386,036)
                                                  ==========       ==========
Weighted Average Number of Common
Shares Outstanding - Basic and Diluted             8,076,055        7,860,075
                                                  ==========       ==========


PREFERRED STOCK

On December 17, 2004, the Company amended its Certificate of Incorporation to authorize the issue of 5,000,000 shares of preferred stock, par value $0.001 per share. The Company's board of directors will designate the rights and preferences of the preferred stock. No preferred shares have been issued.

COMMON STOCK

The Company is authorized to issue 20,000,000 shares of common stock with a par value of $0.001 per share.

In March 2002, the Company issued 3,300,000 shares to three executives for services rendered at a value of $0.004 per share, or $13,200.

In March 2002, the Company issued an additional 1,730,000 shares to other individuals and consultants for cash of $0.001 per share plus services valued at $0.003 per share, or $5,190.

In June 2003, the Company issued 10,000 shares to an individual for services rendered at a value of $0.004 per share.

In September 2004, the Company issued 55,000 shares to various consultants for services rendered at a value of $0.15 per share, or $8,250.

During 2004, the Company sold 311,000 shares of its common stock to outside investors for $1.00 per share pursuant to a private placement. Payments on two stock subscriptions outstanding at December 31, 2004 for $15,000 each were received in January 2005.

In January 2005, the Company sold 210,000 shares of its common stock to outside investors for $1.00 per share pursuant to a private placement and issued 47,500 common shares for services valued at $7,125.

In January 2006, the Company issued 2,000,000 common shares valued at $20,000 to a founder that had been approved for issue in the year 2002.

On March 16, 2006 the Company issued 250,000 shares for services rendered valued at $35,000.

On May 25, 2006 the Company issued 25,000 shares for services valued at $3,750.

In the first quarter of 2007 the Company issued 100,000 shares for services valued at $14,000.

On July 1, 2007 the Company issued 50,000 common shares to Big Pants Media valued at $85,000 to acquire Big Pants Media as a wholly owned subsidiary.

In the third quarter of 2007 the Company issued 152,500 shares for services valued at $190,625.

The Company cancelled 25,000 common shares which were previously issued for services valued at $3,750.

NOTE 12 - THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Below is a listing of the most recent Statement of Financial Accounting Standards (SFAS) SFAS 155-157 and their effect on the Company.

STATEMENT NO. 155 - ACCOUNTING FOR CERTAIN HYBRID FINANCIAL INSTRUMENTS

In February 2006, the FASB issued SFAS No. 155, ACCOUNTING FOR CERTAIN HYBRID FINANCIAL INSTRUMENTS, which amends SFAS No. 133, ACCOUNTING FOR DERIVATIVES INSTRUMENTS AND HEDGING ACTIVITIES and SFAS No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES. SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument.

STATEMENT NO. 156 - ACCOUNTING FOR SERVICING OF FINANCIAL ASSETS

In March 2006, the FASB issued SFAS No. 156, ACCOUNTING FOR SERVICING OF FINANCIAL ASSETS, which provides an approach to simplify efforts to obtain hedge-like (offset) accounting. This Statement amends FASB Statement No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity's exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity's fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Statement also describes the manner in which it should be initially applied.

STATEMENT NO. 157 - FAIR VALUE MEASUREMENTS

In September 2006, the FASB issued SFAS No. 157, FAIR VALUE MEASUREMENTS, to clarify how to measure fair value and to expand disclosures about fair value measurements. The expanded disclosures include the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value on earnings and are applicable whenever other standards require (or permit) assets and liabilities to be measured at fair value. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.

The adoption of these new Statements is not expected to have a material effect on the Company's current financial position, results or operations, or cash flows.

NOTE 13 - SUBSEQUENT EVENTS

SETTLEMENT AGREEMENT

On January 18, 2008, we entered into a settlement agreement with Mr. Luzzi, our President/Chief Executive Officer (the "Settlement Agreement"). In accordance with the terms and provisions of the Settlement Agreement: (i) we acknowledged that Mr. Luzzi has provided certain managerial and consulting services to us under the Executive Services Agreement; (ii) we incurred an aggregate of $480,000.00 (the "Debt") to Mr. Luzzi relating to the performance of such services under the Executive Services Agreement; (iii) we agreed to settle the Debt by issuance of an aggregate of 5,000,000 shares of our restricted common stock at the rate of $0.10 per share (which amount is based upon the average of the open and close price of our shares of common stock traded on the Pink Sheets during January 2008; and (iv) Mr. Luzzi agreed to convert the Debt and accept the issuance of the 5,000,000 shares of restricted common stock as full and complete satisfaction of the Debt. See "Item 10, Recent Sales of Unregistered Securities - Fiscal Year Ended December 31, 2008."

CONSULTING AGREEMENT

On February 29, 2008, we entered into a consulting agreement with Cioffi Business Management Services (the "Cioffi Consulting Agreement") for a one-year term. Pursuant to the terms and provisions of the Cioffi Consulting Agreement:
(i) Mr. Cioffi shall perform all duties and obligations in accordance with his executive position as a consultant; (ii) we shall pay to Mr. Cioffi a base fee of $75,000 payable in monthly installments of $3,000 per month until we are properly funded and which, at the time of funding, we shall pay a monthly fee of $6,250.00 plus any unpaid and accrued amounts due and owing; and (iii) we shall issue an aggregate of 50,000 shares of our restricted Common Stock.




                                 MEDIVISOR, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                        March 31,          March 31,
                                                          2008               2007
                                                       ___________        ___________
                                     ASSETS

Current Assets
      Cash                                             $     2,899        $     1,199
      Accounts Receivable                                   58,851                  -
                                                       ___________        ___________
      Total Current Assets                                  61,751              1,199
                                                       ___________        ___________
      Property and Equipment, net                           25,395             26,687
      Security Deposit                                       2,454              2,444
      Goodwill                                              85,000                  -
                                                       ___________        ___________
Total Assets                                           $   174,599        $    30,330
                                                       ===========        ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

      Bank Overdraft                                   $    20,235        $         -
      Accounts Payable and Accrued Expenses                197,004            147,477
      Current Portion of Capital Lease                       8,266              5,508
      Note Payable                                          40,000                  -
      Notes Payable - Shareholder                            7,115             87,549
                                                       ___________        ___________
      Total Current Liabilities                            272,620            240,534

      Capital Lease, less Current Portion                        -              6,891
                                                       ___________        ___________
      Total Liabilities                                    272,620            247,425

Stockholders' Equity
      Preferred Stock, authorized 5,000,000
      shares, par value $0.001, none issued
      and outstanding.                                           -                  -
      Common Stock, authorized 20,000,000 shares,
       par value $0.001, issued and outstanding on
      March 31, 2008 and March 31, 2007
       is 13,826,000 and 7,938,500 respectively             13,827              8,039
      Additional Paid-in Capital                         1,825,344            625,246
      Retained Deficit                                  (1,937,192)          (850,380)
                                                       ___________        ___________
      Total Stockholders' Equity                           (98,021)          (217,095)
                                                       ___________        ___________
Total Liabilities and Stockholders' Equity                 174,599             30,330
                                                       ===========        ===========


        The accompanying notes are an integral part of these statements


                                 MEDIVISOR, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                            Period            Period
                                             Ended             Ended
                                           March 31,         March 31,
                                             2008              2007
                                          ___________        _________

Income
      Revenues                            $   111,096       $  119,608

      Cost of Sales                            26,875              552
                                          ___________       __________

      Gross Income/(Loss)                      84,221          119,056

Operating Expenses
      General and Administrative              134,747           84,821
      Legal and Accounting                      5,650            1,585
      Consulting                               14,380           14,000
      Depreciation and Amortization               706              612
                                          ___________       __________

      Total Costs and Expenses                155,482          101,018
                                          ___________       __________

      Operating Loss                          (71,261)          18,038
                                          ___________       __________

Other Expenses
      Interest Expense                              -            1,500
      Compensatory Element of Stock           450,000                -

Net Income/(Loss) from Operations         $  (521,261)      $   16,538
                                          ===========       ==========

Basic and Diluted
      (Loss) per Share                    $     (0.04)      $     0.00
                                          ___________       __________

Weighted Average
   Number of Shares                        13,226,000        7,860,075
                                          ___________       __________


        The accompanying notes are an integral part of these statements


                                 MEDIVISOR, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    Period             Period
                                                                    Ended             Ended
                                                                   March 31,          March 31,
                                                                     2008               2007
                                                                  __________         __________

Operating Activities
      Net (Loss)                                                  $ (521,261)        $   16,538
      Adjustments to reconcile Net (Loss)
         Common Stock issued for Services                            450,000             14,000
         Depreciation and Amortization                                   706                614
      Changes in Operating Assets and Liabilities
         (Increase)/Decrease in Accounts Receivable                        -             15,375
         (Increase) in Bank overdraft                                (20,235)                 -
         Increase/(Decrease) in Accounts Payable
           and Accrued Expenses                                      (43,883)            54,137
                                                                  __________         __________

      Net Cash Provided by Operating Activities                      (46,907)           100,664
                                                                  __________         __________

Investment Activities
      Acqusition of Furniture and Equipment                                -                  -
      Investment in Subsidiary                                             -                  -
                                                                  __________         __________

      Net Cash (Used) by Investment Activities                             -                  -
                                                                  __________         __________

Financing Activities
      Proceeds from Loans Payable - Shareholder                        7,500                  -
      Repayments of Loans Payable - Shareholder                            -           (100,000)
      Repayments of Capital Lease                                          -             (4,133)
      Proceeds from note payable                                      40,000                  -
                                                                  __________         __________

      Net Cash Provided by Financing Activities                       47,500           (104,133)
                                                                  __________         __________

Net Increase (decrease) in Cash                                          593             (3,469)

Cash, Beginning of Period                                              2,306              4,668
                                                                  __________         __________

Cash, End of Period                                               $    2,899         $    1,199
                                                                  ==========         ==========

Supplemental Information:
      Interest Paid                                               $        -         $    1,500
      Income Taxes Paid                                           $        -         $        -


        The accompanying notes are an integral part of these statements


                                 MEDIVISOR, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (March 31, 2008 and 2007)


NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Medivisor, Inc. (the "Company") was incorporated on January 15, 2002 under the laws of the State of Delaware. The Company provides medical information to healthcare professionals, primarily physicians, through its websites using inter-active, informational, video and graphic presentations. The Company also intends to offer website services to various industries seeking direct access to physicians, including providers of continuing medical education courses; sponsors of medical conferences and seminars; and pharmaceutical companies, using an online marketing format known as e-detailing.

On July 1, 2007 the Company exercised a stock exchange purchase agreement wherein it exchanged 50,000 shares valued at $85,000 for all the issued and outstanding shares of Big Pants Media Corp a New York corporation. The purchase does not constitute a change of control and Big Pants Media Corp will be operated as a wholly-owned subsidiary, see note 4 for details. These statements have been consolidated to reflect the operations of the Company and its subsidiary.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company does not have significant collection history with its customers. However, where the Company is aware of circumstances that may impair a specific customer's ability to pay, the Company will reduce the receivable to net realizable value by recording an appropriate allowance. At March 31, 2008 and March 31, 2007 no allowance for doubtful accounts was required.

REVENUE RECOGNITION

Revenues are recognized as services are performed in accordance with the terms of customer contracts. Customer advances for future website presentations and data collection services are deferred and recognized as the services contracted for have been performed. Costs directly related to the development and data collection services, which include but are not limited to subcontractors, domain acquisition, and other costs directly related, are included in the cost of goods sold.

INTANGIBLE ASSETS

SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS No. 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life.

An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS No. 142. SFAS No. 142 was required to be applied in 2002 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS No. 142 also requires the Company to complete a transitional goodwill impairment test within six months from the date of adoption. The Company was also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS No. 142. The Company's adoption of SFAS No. 142 did not have a significant impact on its consolidated financial position and results of operations. We perform our annual test at the Company's year end of December 31.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at March 31, 2008 and March 31, 2007.

ADVERTISING COSTS

Advertising costs are expensed as incurred. For the period ended March 31, 2008 and 2007 advertising expense were $3,765 and $0 respectively.

CONCENTRATIONS

For the year ended December 31, 2007, two customers accounted for 69% and 17% of revenue, respectively. For the year ended December 31, 2006, the Company generated revenues from three customers representing 68%, 16% and 16% of total revenue, respectively.

WEBSITE DEVELOPMENT COSTS

Costs associated with developing a website are recognized in accordance with the American Institute of Certified Public Accountants Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use; and EITF No. 00-2, "Accounting for Website Development Costs." Costs associated with the website consist primarily of software purchased and customized for internal use. These costs are capitalized and are amortized based on their estimated useful life of three years. Costs incurred to update graphics and enter initial product data are expensed as incurred. At March 31, 2008, these costs have been fully amortized.

DEFERRED STOCK OFFERING COSTS

Costs incurred in connection with the Company's proposed common stock offering have been deferred and will be charged against paid-in capital in the event the offering is successful, or expensed if the offering is not successful. At December 31, 2006 these costs have been expensed.

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carry forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

STOCK-BASED COMPENSATION

The Company has adopted SFAS No. 123 "Accounting for Stock Based Compensation" which requires it to recognize stock awards granted to employees and non-employees as compensation expense based on the fair market value of the stock award or fair market value of the goods or services received, whichever is more reliably measurable.

USE OF ESTIMATES

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could vary from the estimates that were used.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company regularly reviews long-lived assets for indicators of impairment. Management's judgments regarding the existence of impairment indicators are based on performance. Future events could cause management to conclude that impairment indicators exist and that the value of long-lived assets is impaired. When events or circumstances indicate that the carrying amount of an asset may not be recoverable, the fair value of the asset is compared to its carrying value. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its estimated fair value.

LOSS PER COMMON SHARE

Basic loss per share is computed by dividing the net loss by the weighted average number of shares outstanding during the period. Basic loss per share also excludes any dilutive effect of warrants. Diluted net loss per share does not include warrants, as they are anti-dilutive.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The Company commenced operations in the first quarter of 2003. Since inception, it has incurred losses and negative cash flows from operations. The Company has been dependent upon external financing, including private sales of securities and borrowings from its CEO to fund operations. As of March 31, 2008 the Company had an accumulated deficit of $1,937,192. This raises doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.


Management continues to seek additional funding. There is no assurance that its efforts will be successful, or that the Company will be able to obtain additional debt or equity financing on terms acceptable to the Company. Failure to raise needed funds on satisfactory terms could have a material adverse impact on the Company's business, operating results or financial condition.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is computed using the Straight-line method over the estimated useful life of the assets of three, five and seven years.


                                               31-Mar-08             31-Mar-07
                                               _________             _________
     Furniture and Equipment
          under Capital Lease - SL 3yr          $24,794               $24,794
     Office Equipment - SL 3 yr                   3,609                 3,609
     Leasehold improvements -SL 3 yr              2,710                 2,710
                                               _________             _________
     Total Fixed Assets                          31,113                31,113

     Less: Accumulated Depreciation              (5,718)               (4,426)
                                               _________             _________
     Property and Equipment, Net                $25,395               $26,687
                                               =========             =========

NOTE 5 - LEASES

OPERATING LEASES

The Company conducts its operations in an office located in Huntington Station, New York under a three-year operating lease. The lease provides for the payment of monthly base rent of $2,444, 3% annual increases in base rent and a pro rata share of real estate taxes. The landlord has also granted certain rent concessions during the first year of the lease. The lease contains a two-year renewal option at an increase of 3% per year over the prior years rent. The Company has also entered into a thirty-six month lease for the use of computer equipment at a monthly rent of $186. The Company's CEO has personally guaranteed both lease obligations.

The following is a schedule of minimum lease payments for non-cancelable operating leases as of March 31, 2008

            Year ending
            December 31,
            ____________
                2006                  32,585
                2007                  26,133
                                     _______
                Total                $58,718
                                     =======


CAPITAL LEASES

The Company has entered into a capital lease for the use of office furniture and equipment. The cost of the leased assets is $24,269. Payments are $499 per month, including interest imputed at 8.5% per annum. Future minimum payments under the lease as of December 31, 2006 are as follows:

            Year ending
            December 31,
            ____________
                2006                                     5,508
                2007                                     5,508
                2008                                     5,508
                2009                                     3,672
                                                       ________
                Subtotal                               $20,196
                Less Interest                           (3,815)
                                                       ________
                Present Value of
                   Minimum Payments                    $16,381
                                                       ========

The Company's CEO has personally guaranteed the lease obligation.


NOTE 6 - PROVISION FOR INCOME TAXES

The Company provides for income taxes under Statement of Financial Accounting Standards NO. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company's opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is $190,722, which is calculated by multiplying a 22%

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

estimated tax rate by the items making up the deferred tax account, the estimated NOL of $866,918. The total valuation allowance is a comparable $190,722.

The provision for income taxes is comprised of the net changes in deferred taxes less the valuation account plus the current taxes payable as shown in the chart below for the years ended December 31, 2006 and 2005:

         December 31,                          2006              2005
         ____________                          ____              ____
         Deferred Tax Asset                  $ 32,128          $77,572
         Less: Valuation Allowance            (32,128)         (77,572)
                                             _________         ________
         Net Current Deferred Tax Asset      $      0          $     0
                                             =========         ========

Below is a chart showing the federal net operating losses and the years in which they will expire:

                  YEAR                     AMOUNT            EXPIRATION
                  ____                   ________            __________
                  2002                   $110,344              2022
                  2003                     42,102              2023
                  2004                    215,834              2024
                  2005                    352,602              2025
                  2006                    146,036              2026
                                         ________
                  Total NOL              $866,918
                                         ========

NOTE 7 - NOTE PAYABLE - STOCKHOLDER

The note payable from the Company's CEO/stockholder bears interest at 6% per annum and is due on demand. Through March 31, 2008 the Company outstanding balance to this related party is $7,115.

NOTE 8 - NOTE PAYABLE

On January 25, 2008 the Company entered into a convertible note which bears interest at 8.5% per annum and 500,000 shares of the company stock and is due in full on December 31, 2008. At the sole discretion of the holder the note and accrued interest can be converted into company stock at a conversion rate of $0.10 per share. As of March 31, 2008 the Company had only received $40,000 of the principal amount.


NOTE 9- ACCRUED OFFICER COMPENSATION

The Accrued Office Compensation of $420,000 as of September 30, 2007 represents the accrual of the approved $240,000 annual salary of the CEO from January 1, 2006 to the present. The Board approved salary to be payable when funds become available. The Compensation has been accrued and is included with accounts payable and accrued expenses as of December 31, 2007. On January 18, 2008, we entered into a settlement agreement with Mr. Luzzi, our President/Chief Executive Officer (the "Settlement Agreement"). In accordance with the terms and

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

provisions of the Settlement Agreement: (i) we acknowledged that Mr. Luzzi has provided certain managerial and consulting services to us under the Executive Services Agreement; (ii) we incurred an aggregate of $480,000.00 (the "Debt") to Mr. Luzzi relating to the performance of such services under the Executive Services Agreement; (iii) we agreed to settle the Debt by issuance of an aggregate of 5,000,000 shares of our restricted common stock at the rate of $0.10 per share (which amount is based upon the average of the open and close price of our shares of common stock traded on the Pink Sheets during January 2008; and (iv) Mr. Luzzi agreed to convert the Debt and accept the issuance of the 5,000,000 shares of restricted common stock as full and complete satisfaction of the Debt. See "Item 10, Recent Sales of Unregistered Securities
- Fiscal Year Ended December 31, 2008." As of March 31, 2008 accrued compensation has been applied to shareholder loans.


NOTE 10 - STOCKHOLDERS' EQUITY

The Company follows SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes accounting and reporting standards for stock-based employee compensation plans. This statement allows companies to choose between the fair value-based method of accounting as defined in this statement and the intrinsic value-based method of accounting as prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees."

The Company has elected to continue to follow the accounting guidance provided by APB 25, as permitted for stock-based compensation relative to the Company's employees. Stock and options granted to other parties in connection with providing goods and services to the Company are accounted for under the fair value method as prescribed by SFAS 123.

In December 2002, the Financial Accounting Standard Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of SFAS Statement No. 123". This statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS No.148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 also requires that those effects be disclosed more prominently by specifying the form, content, and location of those disclosures. The Company adopted the increased disclosure requirements of SFAS No. 148 during the year ended December 31, 2007.

PREFERRED STOCK

On December 17, 2004, the Company amended its Certificate of Incorporation to authorize the issue of 5,000,000 shares of preferred stock, par value $0.001 per

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

share. The Company's board of directors will designate the rights and preferences of the preferred stock. No preferred shares have been issued.

COMMON STOCK

The Company is authorized to issue 20,000,000 shares of common stock with a par value of $0.001 per share.

In March 2002, the Company issued 3,300,000 shares to three executives for services rendered at a value of $0.004 per share, or $13,200.

In March 2002, the Company issued an additional 1,730,000 shares to other individuals and consultants for cash of $0.001 per share plus services valued at $0.003 per share, or $5,190.

In June 2003, the Company issued 10,000 shares to an individual for services rendered at a value of $0.004 per share.

In September 2004, the Company issued 55,000 shares to various consultants for services rendered at a value of $0.15 per share, or $8,250.

During 2004, the Company sold 311,000 shares of its common stock to outside investors for $1.00 per share pursuant to a private placement. Payments on two stock subscriptions outstanding at December 31, 2004 for $15,000 each were received in January 2005.

In January 2005, the Company sold 210,000 shares of its common stock to outside investors for $1.00 per share pursuant to a private placement and issued 47,500 common shares for services valued at $7,125.

In January 2006, the Company issued 2,000,000 common shares valued at $20,000 to a founder that had been approved for issue in the year 2002.

On March 16, 2006 the Company issued 250,000 shares for services rendered valued at $35,000.

On May 25, 2006 the Company issued 25,000 shares for services valued at $3,750.

In the first quarter of 2007 the Company issued 100,000 shares for services valued at $14,000.

On July 1, 2007 the Company issued 50,000 common shares to Big Pants Media valued at $85,000 to acquire Big Pants Media as a wholly owned subsidiary.

In the third quarter of 2007 the Company issued 152,500 shares for services valued at $190,625.

The Company cancelled 25,000 common shares which were previously issued for services valued at $3,750.

In the first quarter the Company issued 5,000,000 shares to the CEO to settle outstanding compensation (see note 9)


NOTE 11 - THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Below is a listing of the most recent Statement of Financial Accounting Standards (SFAS) SFAS 155-157 and their effect on the Company.

STATEMENT NO. 155 - ACCOUNTING FOR CERTAIN HYBRID FINANCIAL INSTRUMENTS

In February 2006, the FASB issued SFAS No. 155, ACCOUNTING FOR CERTAIN HYBRID FINANCIAL INSTRUMENTS, which amends SFAS No. 133, ACCOUNTING FOR DERIVATIVES INSTRUMENTS AND HEDGING ACTIVITIES and SFAS No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES. SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument.

STATEMENT NO. 156 - ACCOUNTING FOR SERVICING OF FINANCIAL ASSETS

In March 2006, the FASB issued SFAS No. 156, ACCOUNTING FOR SERVICING OF FINANCIAL ASSETS, which provides an approach to simplify efforts to obtain hedge-like (offset) accounting. This Statement amends FASB Statement No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity's exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity's fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Statement also describes the manner in which it should be initially applied.

STATEMENT NO. 157 - FAIR VALUE MEASUREMENTS

In September 2006, the FASB issued SFAS No. 157, FAIR VALUE MEASUREMENTS, to clarify how to measure fair value and to expand disclosures about fair value measurements. The expanded disclosures include the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value on earnings and are applicable whenever other standards require (or permit) assets and liabilities to be measured at fair value. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.

The adoption of these new Statements is not expected to have a material effect on the Company's current financial position, results or operations, or cash flows.

NOTE 12 - CONSULTING AGREEMENTS

CONSULTING AGREEMENT

On February 29, 2008, we entered into a consulting agreement with Cioffi Business Management Services (the "Cioffi Consulting Agreement") for a one-year term. Pursuant to the terms and provisions of the Cioffi Consulting Agreement:
(i) Mr. Cioffi shall perform all duties and obligations in accordance with his executive position as a consultant; (ii) we shall pay to Mr. Cioffi a base fee of $75,000 payable in monthly installments of $3,000 per month until we are properly funded and which, at the time of funding, we shall pay a monthly fee of $6,250.00 plus any unpaid and accrued amounts due and owing; and (iii) we shall issue an aggregate of 50,000 shares of our restricted Common Stock. On June 30, 2008 the Consultant and the Company agreed to terminate the agreement with all funds due consultant to be paid in accordance with original agreement.

NOTE 13 - SUBSEQUENT EVENTS